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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[_] Soliciting Material Pursuant to Rule 14a-12

The Priceline Group Inc.
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(Name of Registrant as Specified in its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of The Priceline Group Inc. to be held at 10:30 a.m. on Thursday, June 5, 2014 at The NASDAQ Market Site, 4 Times Square, New York, New York 10036.

This booklet includes the Notice of Annual Meeting and proxy statement. The proxy statement provides information about The Priceline Group in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible or vote by calling the toll-free telephone number or by using the Internet as described in the instructions included in your proxy card. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card, voted by telephone or by Internet, by following the instructions included in the proxy statement. All stockholders who attend the meeting will be required to present valid picture identification, such as a driver's license or a passport. We hope you are able to join us on June 5.

Sincerely,
Jeffery H. Boyd
Chairman of the Board

IMPORTANT

A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy or prior vote by telephone or Internet will be revoked. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

The Priceline Group Inc.
800 Connecticut Avenue
Norwalk, Connecticut 06854

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 5, 2014

To the stockholders of The Priceline Group Inc. (the "Company"):

The Company hereby notifies you that its 2014 Annual Meeting of Stockholders will be held on Thursday, June 5, 2014 at 10:30 a.m. local time at The NASDAQ Market Site, 4 Times Square, New York, New York 10036 for the following purposes:

•	To elect ten directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

•	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014;

•	To approve on an advisory basis the compensation paid by the Company to its named executive officers;

•	To consider and vote upon a non-binding stockholder proposal concerning stockholder action by written consent; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 10, 2014 as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting. On or about April 22, 2014 the Company mailed a Notice Regarding the Availability of Proxy Materials to stockholders of its common stock at the close of business on April 10, 2014, other than those stockholders who previously requested electronic or paper delivery of communications from the Company, and first made these materials available to stockholders. The Notice contains instructions on how to access an electronic copy of the proxy materials, including the proxy statement and the Company's 2014 Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

By Order of the Board of Directors
Peter J. Millones
Executive Vice President, General Counsel
and Corporate Secretary

Norwalk, Connecticut

April 22, 2014

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Alternatively, you may vote by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Company Highlights and Proxy Statement Summary
To assist you in reviewing the Company's 2013 performance, the Company would like to call your attention to key elements of the Company's proxy statement and Annual Report on Form 10-K. The following description is only a summary. Before voting and for more complete information about these topics, please review the Company's Annual Report on Form 10-K and the complete proxy statement.

2013 Company Highlights

From an operating and financial perspective, 2013 was another very good year for the Company. The Company continued to grow faster than other leading global online travel companies during 2013, achieving a year-over-year increase in gross travel bookings (a common operating and statistical metric used in the travel industry representing the total U.S. Dollar value, generally inclusive of all taxes and fees, of all travel services purchased by consumers through the Company's offerings) of 37.7%. In fact, as shown below, the Company's aggregate gross travel bookings over the last three years (2011-2013) increased by approximately 194% compared to its gross travel bookings over the prior three-year period.  Based on room night reservations booked, the Company continues to be the largest online accommodation reservation service in the world.

The Company's business growth has resulted in significant earnings growth. The Company achieved a 35.9% year-over-year increase in adjusted EBITDA (see Appendix A to this proxy statement for a reconciliation of adjusted EBITDA to GAAP net income) during 2013, growing its earnings faster than other leading global online travel companies. The Company uses adjusted EBITDA as the primary measure for evaluating its performance and for determining performance-based compensation for its senior executives because it believes that adjusted EBITDA represents the performance of the Company's core business and its ability to create value for stockholders. Over the three-year period from 2011-2013, the Company has earned $6.17 billion of adjusted EBITDA and generated $3.9 billion of cash from operating activities, in both cases representing an increase of approximately 238% over the prior three-year period.

Adjusted EBITDA
Millions
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
2008
2009
2010
2011
2012
2013

The Company believes strongly in pay for performance. As a result, the Company designs its compensation programs so that the base salaries of its executive officers are significantly under "market" and that the Company must outperform its competitors for its executive officers to achieve above-market compensation. See Compensation Discussion and Analysis beginning on page 18 for more information about the Company's compensation programs and philosophy. In light of the over-achievement by the Company of the 2013 adjusted EBITDA targets set forth in the Company's 2013 bonus plan, Mr. Boyd received a bonus of $6.5 million for 2013 and Mr. Huston received a bonus of $5.25 million.  In addition, in March 2013, Mr. Boyd also received a grant of performance share units having a grant date fair value of approximately $8.0 million and Mr. Huston also received a grant of performance share units having a grant date fair value of approximately $6.0 million.  The performance share units vest over a three-year period, are forfeitable if the Company does not meet a cumulative three-year earnings target requiring growth in adjusted EBITDA and, if there is outstanding performance by the Company over the three-year period, could result in the issuance of up to two times the number of shares underlying the initial grant.  Mr. Huston also received a restricted stock unit award with a grant date fair value of approximately $6.0 million in November 2013 in connection with his promotion to President and Chief Executive Officer of the Company as of January 1, 2014. Total 2013 compensation for the Company's other named executive officers reflected the Company's outstanding performance as well as their individual accomplishments (see Compensation of Named Executive Officers - Summary Compensation Table on page 31 for more details):

Name and Principal Position	2013 Salary	2013 Stock Award	2013 Incentive Payment	All Other 2013 Comp	Total 2013 Comp

Jeffery H. Boyd Chief Executive Officer	$550,000	$8,000,326	$6,500,000	$7,974	$15,058,300
Daniel J. Finnegan Chief Financial Officer	$315,000	$3,999,815	$1,000,000	$7,974	$5,322,789
Darren R. Huston Chief Executive Officer, Booking.com	$478,487	$11,999,771	$5,250,000	$150,210	$17,878,468
Christopher L. Soder Executive Vice President	$360,000	$3,999,815	$1,000,000	$7,974	$5,367,789
Peter J. Millones Executive Vice President and General Counsel	$330,000	$3,999,815	$1,000,000	$7,974	$5,337,789

Annual Meeting Information Summary

Annual Meeting:

Time and Date:	10:30 a.m., local (Eastern) time, on Thursday, June 5, 2014.

Location:	The NASDAQ Market Site, 4 Times Square, New York, New York 10036. For more information about entry into the meeting, see How to Attend the Annual Meeting on page 3.

Record Date:	April 10, 2014.

Voting Procedures:
All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Alternatively, you may vote by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Voting Matters. The following proposals will be voted upon at the Annual Meeting and are described in more detail in this proxy statement. The Board of Directors recommends that you vote as follows on each such proposal:

Election of Directors (Proposal 1). The Board of Directors recommends that you vote FOR each of the Board of Directors' nominees. For more information, see Proposal 1 Election of Directors on page 4.

Ratification of Independent Auditors (Proposal 2). The Board of Directors recommends that you vote FOR ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. For more information, see Proposal 2 Ratification of Selection of Independent Registered Public Accounting Firm on page 49.

Advisory Vote to Approve Executive Compensation (Proposal 3). The Board of Directors recommends that you vote FOR the approval on an advisory basis of the Company's executive compensation. For more information, see Proposal 3 Advisory Vote to Approve Executive Compensation on page 52.

Stockholder Proposal (Proposal 4). The Board of Directors recommends that you vote AGAINST the non-binding stockholder proposal concerning stockholder action by written consent. For more information, see Proposal 4 Stockholder Proposal Concerning Stockholder Action by Written Consent on page 53.

TABLE OF CONTENTS

General	1
Voting Rights and Outstanding Shares; Approval	1
Revocability of Proxies	2
Internet Availability of Proxy Materials and Annual Report	2
Solicitation	3
How to Attend the Annual Meeting	3
Proposal 1 Election of Directors	4
Corporate Governance and Board Matters	10
The Board of Directors	10
Corporate Governance	10
Committees of the Board of Directors	12
Leadership Structure	14
Board's Oversight of Risk	14
Security Ownership of Certain Beneficial Owners and Management	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
Compensation Discussion and Analysis	18
Summary Information	18
Executive Compensation Program Philosophy and Objectives	18
2013 Say-on-Pay Advisory Vote on Executive Compensation Results and Consideration	19
The Role of Management	19
The Role of the Compensation Consultant	20
Benchmarking	21
Components of Executive Compensation in 2013	21
Other Matters	27
Compensation Committee Report	30
Compensation of Named Executive Officers	31
Summary Compensation Table	31
Grants of Plan-Based Awards Table	32
Outstanding Equity Awards at 2013 Fiscal Year-End Table	33
Option Exercises and Stock Vested Table	35
Employment Contracts, Termination of Employment and Change in Control Arrangements	36
Potential Payments Upon a Change in Control and/or Termination	43
Equity Compensation Plan Information	46
2013 Non-Employee Director Compensation and Benefits	46
Compensation Committee Interlocks and Insider Participation	48
Certain Relationships and Related Transactions	48
Proposal 2 Ratification of Selection of Independent Registered Public Accounting Firm	49
Report of the Audit Committee of the Board of Directors	50
Auditor Independence	51
Proposal 3 Advisory Vote to Approve Executive Compensation	52
Proposal 4 Stockholder Proposal Concerning Stockholder Action by Written Consent	53
2015 Stockholder Proposals	57
Other Matters	57
Appendix A - Unaudited Reconciliation of GAAP to Non-GAAP Financial Information	58
Appendix B - Form of Proxy Card	60

The Priceline Group Inc.
800 Connecticut Avenue
Norwalk, Connecticut 06854

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 5, 2014

The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of The Priceline Group Inc. (the "Company") for use at the Company's 2014 Annual Meeting of Stockholders to be held on Thursday, June 5, 2014, at 10:30 a.m. local (Eastern) time (the "Annual Meeting"), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The NASDAQ Market Site, 4 Times Square, New York, New York 10036. This proxy statement and the proxy card were made available on or about April 22, 2014 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares; Approval

Only stockholders of record at the close of business on April 10, 2014 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 10, 2014, 52,285,634 shares of common stock were outstanding and entitled to vote. Each holder of record of common stock on April 10, 2014 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders who are present at the Annual Meeting in person or by proxy and who abstain, and proxies relating to shares held by a broker on your behalf (that is, in "street name"), that are not voted (referred to as "broker non-votes") will be treated as present for purposes of determining whether a quorum is present.

For purposes of approving the matters to be voted upon at the Annual Meeting:

•
With respect to Proposal 1, the nominees for election to the Board who receive a majority of votes cast for the election of directors will be elected directors. With respect to the election of directors, a majority of votes cast means that the number of shares cast "for" a nominee's election exceeds the number of "withhold" votes for that nominee. With respect to Proposal 1, votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote.

•
With respect to Proposal 2, the ratification of the selection of Deloitte & Touche LLP to act as the Company's independent registered public accounting firm requires approval by a majority of the total number of shares present and entitled to vote on the matter. With respect to Proposal 2, abstentions will have the same effect as a vote against the matter. Because brokers are entitled to vote on Proposal 2 without specific instructions from beneficial owners, there will be no broker non-votes on this matter. The Company's By-Laws do not require that the stockholders ratify the selection of the Company's independent registered public accounting firm. However, the Company is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte &

Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

•
With respect to Proposal 3, the non-binding advisory vote to approve executive compensation will be considered approved by the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter. With respect to Proposal 3, abstentions are considered present and entitled to vote on the matter and therefore have the same effect as votes against the matter, and broker non-votes are not considered entitled to vote on the matter and therefore have no effect on the outcome of the vote. Although this vote is non-binding, the Board and the Compensation Committee, which is comprised of independent directors, will take into account the outcome of the vote when considering future executive compensation decisions.

•
With respect to Proposal 4, the non-binding stockholder proposal concerning stockholder action by written consent will be considered approved by the affirmative vote of a majority of the shares present and entitled to vote on the matter. With respect to Proposal 4, abstentions are considered present and entitled to vote on the matter and therefore have the same effect as votes against the matter, and broker non-votes are not considered entitled to vote on the matter and therefore have no effect on the outcome of the vote.

If your shares are held in "street name," and you do not instruct the broker as to how to vote these shares on Proposals 1, 3 or 4, the broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

The Board of Directors recommends:

•	a vote FOR each of the Board's nominees;

•	a vote FOR ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm;

•	a vote FOR the approval on an advisory basis of the Company's executive compensation; and

•	a vote AGAINST the non-binding stockholder proposal concerning stockholder action by written consent.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with the Company's Corporate Secretary at the Company's principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

•	filing with the Company's Corporate Secretary at the Company's principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

•
attending the Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy). Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name in order to vote at the meeting.

Internet Availability of Proxy Materials and Annual Report

A Notice Regarding the Availability of Proxy Materials, including this proxy statement, the form of proxy card or voting instruction form and the Company's 2014 Annual Report, was sent to the Company's stockholders on or about April 22, 2014. This proxy statement and the Company's 2014 Annual Report are also available on the Company's corporate website (www.pricelinegroup.com). In accordance with the rules of the Securities and Exchange Commission, the Company may deliver proxy materials for the Company's 2014 annual meeting of stockholders to you electronically, unless you specifically request a paper copy. Should the Company decide to deliver proxy materials electronically, before the Company's 2014 annual meeting of stockholders you will receive a notice in the mail which explains how to access the proxy materials over the Internet and also how to request a paper copy of the materials if you so choose.

Solicitation

                The Company will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials.  The Company will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Company common stock beneficially owned by others to forward these materials to the beneficial owners of common stock.  The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials.  Directors, officers or other regular employees of the Company may also solicit proxies by telephone, in-person or otherwise.  The Company will not additionally compensate directors, officers or other regular employees for these services.  The Company has engaged Phoenix Advisors to assist in the solicitation of proxies, and the Company currently expects to pay Phoenix Advisors approximately $9,500 for its services, though the fees could be significantly more if the Company decides to use its services more extensively.

How to Attend the Annual Meeting

If you plan to attend the Annual Meeting, in accordance with the Company's security procedures, you will be asked to sign in and present picture identification to enter the meeting. You should plan on arriving early as the meeting will start promptly at 10:30 a.m. The meeting will be located at The NASDAQ Market Site, 4 Times Square, New York, New York 10036. Please enter through the NASDAQ entrance on the corner of 43rd Street and Broadway Avenue (shown in the photo below).

PROPOSAL 1

Election of Directors

The Board currently consists of ten directors, with no vacancies, and the term of all of the directors expires at the Annual Meeting. The Board has proposed that the following ten nominees, each of whom is a current director of the Company, be elected to the Board at the Annual Meeting to hold office for a one-year term until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified: Timothy M. Armstrong, Howard W. Barker, Jr., Jeffery H. Boyd, Jan L. Docter, Jeffrey E. Epstein, James M. Guyette, Darren R. Huston, Nancy B. Peretsman, Thomas E. Rothman and Craig W. Rydin. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. The proxies solicited by this proxy statement may not be voted for more than ten nominees.

The nominees for election to the Board who receive a majority of votes cast for the election of directors by the shares of common stock present and entitled to vote, in person or by proxy, shall be elected directors. In accordance with the Company's By-Laws and Corporate Governance Principles, if an incumbent director who is nominated for election to the Board in an uncontested election does not receive a majority of the votes cast for the election of directors, the director is required to tender his or her resignation promptly following the Annual Meeting; in which case, within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee will determine whether to recommend that the Board accept the director's resignation, and the Board will decide and act on the matter in its discretion.  The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to recommend or accept a director's resignation.  In general, any director who tenders his or her resignation pursuant to the Corporate Governance Principles will not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.  The Company will disclose promptly the Board's decision regarding whether to accept or reject the director's resignation offer and its rationale for such decision in a Current Report on Form 8-K. Nominees receiving a majority of votes cast by the shares of common stock present at the Annual Meeting shall be elected to the Board. With respect to the election of directors, a majority of votes cast means that the number of shares cast "for" a nominee's election exceeds the number of "withhold" votes for that nominee. With respect to Proposal 1, votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote. Holders of common stock may not cumulate their votes in the election of directors.

Although the Board anticipates that the ten nominees will be available to serve as directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board. If elected at the Annual Meeting, each of the nominees would serve a one-year term until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected. The Company has no reason to believe that any nominee will be unable to serve.

The Board of Directors recommends a vote FOR each of the Board of Directors' nominees.

The Company believes that its directors should possess high personal and professional ethics and integrity, and be committed to representing the long-term interests of its stockholders. The Company endeavors to have a Board representing a range of experiences at policy-making levels in business and in areas that are relevant to the Company's global activities. Set forth below is biographical information as of March 31, 2014 for each person nominated for election to the Board at the Annual Meeting, all of whom are current directors. The Board and the Nominating and Corporate Governance Committee believe that, in light of the Company's businesses and structure, the following are key areas of experience, qualifications and skills that should be represented on the Board:

•
Leadership experience. The Board believes that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, provide the Company and the Board with special insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Finance experience. The Board believes that an understanding of finance, financial statements and financial reporting processes is important for the Company's directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and effective auditing are critical to the Company's success.

•	Industry experience. The Board seeks to have directors with experience in the travel industry or with Internet-related businesses.

•
Global experience. The Company's future success depends, in part, on its ability to continue to grow its businesses outside the United States. For example, in 2013, approximately 94% of the Company's consolidated operating income was generated by its international businesses. As a result, the Board believes it is important that the Board include directors with a global business perspective and significant international business experience.

The foregoing areas of experience, qualifications and skills that were particularly identified with each nominee by the Nominating and Corporate Governance Committee and the Board when considering the re-nomination of the current directors are described in each nominee's biography set forth below.

The evaluation of director nominees by the Nominating and Corporate Governance Committee also takes into account director tenure.  Although re-nomination of incumbent directors is not automatic, the Nominating and Corporate Governance Committee believes that Board continuity facilitates effective and efficient leadership, risk management and oversight and that the knowledge and understanding of the Company's business gained over years of service are important attributes to consider when determining nominees for election to the Board. In evaluating each nominee's independence from management, the Nominating and Corporate Governance Committee and the Board considered the length of such nominee's tenure on the Board.

Nominees

Timothy M. Armstrong, Chairman and Chief Executive Officer, AOL Inc.

Tim Armstrong, age 43, has served as a director of the Company since January 2013 and is currently a member of the Compensation Committee. Mr. Armstrong has served as Chairman of the Board of Directors and Chief Executive Officer of AOL Inc. since April 2009. Prior to that, Mr. Armstrong served as President, Americas Operations of Google Inc. Mr. Armstrong joined Google in 2000 as Vice President, Advertising Sales, and in 2004 was promoted to Vice President, Advertising and Commerce and then in 2007 was named President, Americas Operations and Senior Vice President. Before joining Google, Mr. Armstrong served as Vice President of Sales and Strategic Partnerships for Snowball.com and as Director of Integrated Sales and Marketing at Starwave's and Disney's ABC/ESPN Internet Ventures. Mr. Armstrong started his career by co-founding and running a newspaper based in Boston, Massachusetts. Mr. Armstrong is a trustee of Lawrence Academy and the Paley Center for Media and a Chair Emeritus of the Ad Council, a non-profit organization.

Director Qualifications:

•
Leadership, Industry and Global experience - extensive experience, expertise and background in Internet marketing, sales and the interactive media industry gained from his position as Chief Executive Officer of AOL and his former positions at Google; and his corporate leadership experience gained from his position as Chief Executive Officer of AOL.

Howard W. Barker, Jr., Former Partner, KPMG LLP

Howard W. Barker, Jr., age 67, was employed by KPMG LLP from July 1972 and served as a partner of KPMG LLP from 1982 until his retirement in September 2002. Mr. Barker has been a director of the Company since January 2003, and is currently Chairman of the Audit Committee, as well as a member of the Nominating and Corporate Governance Committee. He has served as a member of the Board of Directors of Chiquita Brands International, Inc. since 2007, where he chairs the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Barker served as a member of the Board of Directors of Medco Health Solutions, Inc. from 2003 until its acquisition by Express Scripts in April 2012, and chaired Medco's Audit Committee and was a member of Medco's Compensation Committee and Mergers and Acquisitions Committee. In addition, Mr. Barker is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Director Qualifications:

•
Finance and Global experience - approximately twenty years as an audit partner at a multinational accounting firm; member of the Board of Directors, Chairman of the Audit Committee, Compensation Committee and the Mergers and Acquisitions Committee, and member of the Nominating and Corporate Governance Committee of other multinational public companies.

Jeffery H. Boyd, Chairman and Former Chief Executive Officer of the Company

Jeffery H. Boyd, age 57, has served as a director of the Company since October 2001 and as the Chairman of the Board since January 2013. Mr. Boyd served as President and Chief Executive Officer of the Company from November 2002 until December 2013. Mr. Boyd was President and Co-Chief Executive Officer from August 2002 to November 2002 and Chief Operating Officer from November 2000 to August 2002. He previously served as the Company's Executive Vice President, General Counsel and Secretary from January 2000 to October 2000. Prior to joining the Company, Mr. Boyd was Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc. Mr. Boyd was a member of the Board of Directors of Bankrate, Inc. and BEN Holdings, Inc. (the holding company for Bankrate, Inc.) prior to its initial public offering in 2011.

Director Qualifications:

•	Leadership, Industry and Global experience - Mr. Boyd's long and successful tenure as the Company's President and Chief Executive Officer.

Jan L. Docter, Consultant

Jan L. Docter, age 64, has served as a director of the Company since November 2007. Mr. Docter has been a self-employed business consultant since mid-2006. Mr. Docter provides a range of consulting services to companies and other organizations, including advice to Boards of Directors and senior management on general strategic matters, organizational methods and strategic human resource issues. Mr. Docter served as the interim Chief Financial Officer of Corio NV, a Dutch real estate investment company that is listed on the Amsterdam Stock Exchange, from mid-2005 to mid-2006. From 2003 to mid-2005, Mr. Docter was the Chief Financial Officer of Booking.com B.V., which the Company acquired in 2005. From 1998 to 2003, he was Chief Financial Officer of, and later also Vice-Chairman and a member of the managing board of, Getronics NV, a global information and communications technology services company which was listed on the Amsterdam Stock Exchange. From 1985 to 1988, he was Chief Financial Officer of Centrafarm Group NV, a European producer and distributor of generic pharmaceuticals and other drugs, which was listed on NASDAQ. Mr. Docter has also served as an Industry Special Grants Officer for the Dutch Ministry of Economic Affairs and as a member of the Advisory Board of the Amsterdam Stock Exchange. Mr. Docter also holds non-executive and advisory board positions in some private Dutch companies.

Director Qualifications:

•	Finance experience - former chief financial officer of European-based public companies.

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Industry and Global experience - former chief financial officer of and human resource consultant to Booking.com B.V., the Company's wholly-owned subsidiary based in the Netherlands; former chief financial officer of global technology services company.

Jeffrey E. Epstein, Former Executive Vice President and Chief Financial Officer, Oracle Corporation

Jeffrey E. Epstein, age 57, has served as a director of the Company since April 2003, and is currently a member of the Audit Committee and the Compensation Committee. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011. He also serves as a Senior Advisor at Oak Hill Capital Partners, a private equity firm, which he joined in August 2011. Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation from September 2008 to April 2011. Mr. Epstein has served as a member of the Board of Directors of Shutterstock, Inc., a global provider of licensed imagery, since April 2012 and serves as a member of its Audit Committee and Nominating and Corporate Governance Committee. Since January 2013, Mr. Epstein has served as a member of the Board of Directors of Global Eagle Entertainment Inc., a provider of in-flight video, Internet and other content to airlines and their passengers, and serves as chairman of its Audit Committee and as a member of its Nominating Committee. Mr. Epstein serves as a member of the Management Board of the Stanford University Graduate School of Business, as well as on the boards of directors of a number of other private and not-for-profit enterprises, including Kaiser Permanente, a leading U.S. health care provider and not-for-profit health plan.

Director Qualifications:

•	Finance and Global experience - former chief financial officer of the world's largest enterprise software company.

•	Industry experience - former senior executive at Internet advertising company; board member of Internet companies; and board member of supplier to the airline industry.

James M. Guyette, Chairman, President and Chief Executive Officer, Rolls-Royce North America, Inc.

James M. Guyette, age 68, has served as a director of the Company since November 2003, and is currently a member of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and the Board's Lead Independent Director. Mr. Guyette is currently Chairman, President and Chief Executive Officer of Rolls-Royce North America Inc., a world-leading supplier of power systems to the global aerospace, defense, marine and energy markets, a position he has held since 1997. Prior to joining Rolls-Royce, Mr. Guyette was Executive Vice President - Marketing and Planning for United Airlines. He held a number of other senior roles in his nearly 30 years with United Airlines. Mr. Guyette has served as a member of the Board of Directors of Rolls-Royce plc since 1997 and is Chairman of the Board of Directors of PrivateBancorp Inc, where he has served on the Board of Directors since 1989. He is Chairman Emeritus of the Board of the Smithsonian Museum - Air and Space Museum, and a member of the Boards of the U.S. Chamber of Commerce and St. Mary's College - Moraga CA - Board of Regents, and is a member of the Board of Governors for the Aerospace Industries Association.

Director Qualifications:

•
Leadership and Global experience - chief executive officer of a leading multinational supplier to global aerospace, defense, marine and energy markets; director of two other public companies, including a multinational public company.

•	Industry and Global experience - approximately thirty years at one of the world's largest airlines; former director of global distribution systems.

Darren R. Huston, Director, President and Chief Executive Officer of the Company

Darren Huston, age 48, has served as a director of the Company since January 2014. Mr. Huston has served as the Company's President and Chief Executive Officer since January 2014 and as the Chief Executive Officer of the Company's Booking.com subsidiary since September 2011. Prior to joining Booking.com, Mr. Huston served as Corporate Vice President, Consumer & Online for Microsoft Corporation, a position he held from 2008 to 2011. From 2005 to 2008, he served as President and Chief Executive Officer of Microsoft Japan. Prior to joining Microsoft in 2003, he was a Senior Vice President at Starbucks Corporation, responsible for acquisitions and new product development. Mr. Huston has also served as an executive with McKinsey & Company, and as an economic advisor to the Government of Canada. Mr. Huston has served as a member of the Board of Directors of DeVry Education Group Inc., a global provider of educational services listed on the New York Stock Exchange, since November 2009 and is currently a member of its Compensation Committee.

Director Qualifications:

•
Leadership and Global experience - Chief Executive Officer of the Company and Chief Executive Officer of the Company's Booking.com subsidiary headquartered in Amsterdam; prior service as President and Chief Executive Officer of Microsoft Japan; director of another public company.

Nancy B. Peretsman, Managing Director, Allen & Company LLC

Nancy B. Peretsman, age 60, has served as a director of the Company since February 1999. She is currently a Managing Director at Allen & Company LLC, an investment bank, with which she has been associated since 1995. During her tenure at Allen & Company, Ms. Peretsman has provided advice and capital to over one hundred small high growth businesses and served as advisor to many of the world's largest media and consumer companies. Prior to joining Allen & Co., Ms. Peretsman was at Salomon Brothers from 1983-1995, where she headed the worldwide media investment banking practice and was a Managing Director from 1990-1995. Ms. Peretsman serves on the Board of Trustees of Princeton University and The Institute for Advanced Study and is a member of the National Board of Directors of Teach for America.

Director Qualifications:

•	Finance and Industry experience - current managing director at an investment bank; advisor to leading media and consumer companies.

Thomas E. Rothman, Chairman of TriStar Productions

Thomas E. Rothman, age 59, has served as a director of the Company since January 2013 and is currently a member of the Nominating and Corporate Governance Committee. Mr. Rothman is currently Chairman of TriStar Productions, a venture with Sony Pictures Entertainment to produce and distribute movies and television shows worldwide. Previously, Mr. Rothman served as Chairman of Fox Entertainment Group Inc., a media company and subsidiary of News Corp. from 2000 to 2005 and as its Chairman and Chief Executive Officer from 2005 to 2012. Mr. Rothman served as President of Twentieth Century Fox Film Group from January 2000 to August 2000, and served as President of Twentieth Century Fox Production from 1995 to 2000. In 1994, Mr. Rothman founded and served as President of Fox Searchlight Pictures. Prior to that, he served as President of Worldwide Production for the Samuel Goldwyn Company from 1989 to 1994. Mr. Rothman also served as an associate and then partner with Frankfurt, Kurnit, Klein & Selz, a law firm, from 1982 to 1987. Mr. Rothman serves as a member of the Board of Directors of the Sundance Institute and the American Film Institute, emeritus. He is also a member of the Board of Brown University and California Institute of the Arts (CalArts).

Director Qualifications:

•	Leadership and Global experience - extensive executive leadership of global media companies.

Craig W. Rydin, Former Chairman and Chief Executive Officer, The Yankee Candle Company, Inc.

Craig W. Rydin, age 62, has served as a director of the Company since January 2005, and is currently a member of the Audit Committee and Chairman of the Compensation Committee. From October 2011 to October 2013, Mr. Rydin served as the Non-Executive Chairman of The Yankee Candle Company, a maker of scented candles. Prior to being named Non-Executive Chairman, Mr. Rydin was the Executive Chairman of The Yankee Candle Company. Prior to being named Executive Chairman in October 2009, Mr. Rydin served as Chairman and Chief Executive Officer of Yankee Candle from April 2001 to October 2009 and served as Chairman of the Board of Directors of Yankee Candle from February 2003 to October 2013. Prior to joining Yankee Candle, Mr. Rydin was the President of the Away From Home food services division of Campbell Soup Company, a position he held from 1998 to 2001. From 1996 to 1998, Mr. Rydin served as the President of the Godiva Chocolatiers division of Campbell. Prior to his position with Godiva, Mr. Rydin held a number of senior management positions at Pepperidge Farm, Inc., also a part of Campbell. Mr. Rydin has served as a member of the Board of Directors of Philips-Van Heusen since 2006 and is currently a member of its Compensation Committee, and has served as a member of the Board of Directors of Au Bon Pain since 2009.

Director Qualifications:

•	Leadership experience - former chief executive officer and chairman of leading consumer products company; director of another public company.

Executive Officers

Set forth below is biographical information for the Company's executive officers as of March 31, 2014, other than Darren Huston, the Company's Chief Executive Officer, who is nominated for election as a director and whose biographical information is set forth above.

Daniel J. Finnegan, age 51, is the Company's Chief Financial Officer and Chief Accounting Officer. Mr. Finnegan has been Chief Financial Officer since January 2009. Mr. Finnegan was the Company's Senior Vice President, Controller and Chief Accounting Officer from October 2005 to January 2009. Mr. Finnegan joined the Company in April 2004 as Vice President and Chief Compliance Officer. Prior to joining the Company, Mr. Finnegan served as Chief Financial Officer for CS Technology, Inc., a consulting company, from October 2000 to April 2004.

Glenn D. Fogel, age 52, is the Company's Head of Worldwide Strategy and Planning, an office he has held since November 2010. He is also Executive Vice President Corporate Development, a position he has held since March 1, 2009, and is responsible for the Company's worldwide mergers, acquisitions and strategic alliances. Mr. Fogel joined the Company in February 2000. Prior to joining the Company, he was a trader at a global asset management firm and prior to that was an investment banker specializing in the air transportation industry. Mr. Fogel is a member of the New York State Bar (retired).

Peter J. Millones, age 44, is Executive Vice President, General Counsel and Corporate Secretary of the Company. Mr. Millones has been the Company's General Counsel and Corporate Secretary since January 2001. He previously served as Vice

President and Associate General Counsel of the Company from March 2000 to January 2001. From 2003 to 2013, Mr. Millones was responsible for the Company's U.S. human resources department; he now helps coordinate global human resource issues for the Company. Prior to joining the Company, Mr. Millones was with the law firm of Latham & Watkins LLP. Mr. Millones is a member of the NASDAQ Listing and Hearing Review Council.

Christopher L. Soder, age 54, has served as the Chief Executive Officer of the Company's priceline.com brand since June 2011. Mr. Soder was President, North American Travel from February 2007 to June 2011. Mr. Soder was Executive Vice President, Travel Services from March 2005 to February 2007 and was Executive Vice President, Lodging and Vacation Products from July 2002 to March 2005. From February 2000 to July 2002, Mr. Soder was President of the Company's priceline.com hotel service. Prior to joining the Company, Mr. Soder was Western Region Vice President, Business Markets, for AT&T.

Corporate Governance and Board Matters

The Board of Directors

The Board is elected by and accountable to the stockholders and is responsible for the strategic direction, oversight and control of the Company. Regular meetings of the Board are generally held six times per year and special meetings are scheduled when necessary. For 2013, the Board determined that each of the directors elected at the 2013 annual meeting of stockholders, other than Mr. Boyd, were "independent" based on The NASDAQ Stock Market's listing rules and the Company's Corporate Governance Principles. For 2014, the Board has determined that each of the nominees for election to the Board at the Annual Meeting are independent, other than Mr. Boyd, the Company's former Chief Executive Officer, and Mr. Huston, the Company's current Chief Executive Officer, based on The NASDAQ Stock Market's listing rules and the Company's Corporate Governance Principles. The independent directors conduct at least two regularly scheduled executive sessions each year. The Board held seven meetings in 2013. For 2013, all directors attended at least 75% of the meetings of the Board and the Board committees of which they were members held while they were serving on the Board and any such committees. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted written charters for each of these committees.

Corporate Governance

Corporate Governance Principles. The Board and the Company operate under corporate governance principles that are designed to maximize long-term stockholder value, align the interests of the Board and management with those of the Company's stockholders and promote high ethical conduct among its directors and employees. A copy of the Corporate Governance Principles is available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors." The Company's Corporate Governance Principles include the following:

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A majority of the Board will consist of directors who are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise "independent" under the listing standards of The NASDAQ Stock Market.

•
At least annually, the Nominating and Corporate Governance Committee will review and concur on a succession plan, developed by management, addressing the policies and principles for selecting a successor to the Chief Executive Officer, both in an emergency situation and in the ordinary course of business.

•	The Board and each committee of the Board have the power to hire such outside legal, financial and other advisors as they may deem necessary or advisable, at the Company's expense.

•
The independent directors will have at least two regularly scheduled meetings each year, and more frequently as necessary or desirable, in conjunction with regularly scheduled meetings of the Board, at which only independent directors (along with any invited outside advisors) are present.

•
The Compensation Committee, meeting in executive session without the Chief Executive Officer being present, will evaluate the performance of the Chief Executive Officer and the Company against the Company's goals and objectives and will recommend to the Board for determination the compensation of the Chief Executive Officer.

•
Each non-employee member of the Board and each of the Company's executive officers is required to own a specified number of shares of Company common stock as set forth in the Company's Corporate Governance Principles.

Director Independence. For 2013, the Nominating and Corporate Governance Committee recommended to the Board, and the Board determined, that each of the directors elected at the 2013 annual meeting of stockholders, other than Mr. Boyd, was "independent" based on The NASDAQ Stock Market's listing rules and the Company's Corporate Governance Principles. As the Company's Chief Executive Officer, Mr. Huston, who joined the Board on January 1, 2014, is also not "independent" based on The NASDAQ Stock Market's listing rules and the Company's Corporate Governance Principles. For 2014, the Nominating and Corporate Governance Committee recommended to the Board, and the Board determined, that each of the nominees for election to the Board at the Annual Meeting is independent, other than Mr. Boyd, the Company's former Chief Executive Officer, and Mr. Huston, the Company's current Chief Executive Officer. In connection with the Nominating and Corporate Governance

Committee's recommendation regarding independence and the Board's subsequent determination thereof, both the Committee and the Board take into account any relationships between the Company and companies with which directors may be affiliated, as well as the specific requirements of The NASDAQ Stock Market and the Securities and Exchange Commission (the "SEC").

In connection with the independence determination of Mr. Armstrong, the Board and the Nominating and Corporate Governance Committee considered the ordinary-course transactions between the Company and AOL, of which Mr. Armstrong is the Chairman and Chief Executive Officer, involving advertising on AOL websites and to members of certain of AOL's membership services, as well as a marketing affiliate relationship whereby the Company provides accommodation booking content to consumers through MapQuest (an AOL company) and the Company and AOL share in any related commissions. The Board and the Nominating and Corporate Governance Committee concluded that these transactions did not impair Mr. Armstrong's independence because, among other reasons, the amounts in question were small in comparison to AOL's revenues and well below the thresholds set forth in The NASDAQ Stock Market's independence standards.

Director Nominees. The Nominating and Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board. In identifying and recommending nominees for election or appointment to the Board, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under "Selection of Directors - Nominations and Appointments" in the Company's Corporate Governance Principles, namely that the nominee has: (i) the highest personal and professional ethics and integrity; (ii) relevant business, professional or managerial skills and experience (including team-building and communication skills) useful to the oversight of the Company's business; (iii) demonstrated leadership skills through involvement in business, professional, charitable or civic affairs; (iv) current knowledge and contacts in the communities in which the Company does business and in its industry or other industries relevant to its business; (v) ability and willingness to commit adequate time to fulfilling Board and committee duties and responsibilities; (vi) ability and willingness to exercise independent judgment, ask probing questions and express tough opinions; and (vii) expertise, skills, knowledge, experience and personality that fit well with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the Company's needs and that represents a diversity of viewpoints, backgrounds, experiences and other demographics.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account Company needs and the composition of the Board. Although there is no specific policy on diversity, the Nominating and Corporate Governance Committee considers diversity, which it broadly views in terms of viewpoints, backgrounds, experience, gender, race and ethnic or national origin, as a factor in nominating persons for election or appointment to the Board. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth.  Outside consultants may be employed to help in identifying candidates.  The Nominating and Corporate Governance Committee also expects that other Board members and members of management may also make recommendations to the committee regarding potential Board candidates. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the chairperson of the Nominating and Corporate Governance Committee, or his or her designee, enters into a discussion with that nominee.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Company's Corporate Governance Principles require that the Nominating and Corporate Governance Committee give appropriate consideration to potential candidates recommended by stockholders in the same manner as other potential candidates identified by the Nominating and Corporate Governance Committee. Stockholders who wish to submit potential candidates for consideration by the Nominating and Corporate Governance Committee for election at the Company's 2015 annual meeting of stockholders may do so by submitting in writing such candidates' names to the Company's Corporate Secretary, c/o Office of the General Counsel, The Priceline Group Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854. Any such submission must set forth as to each proposed candidate who is not an incumbent director: (i) all information relating to the individual recommended that is required to be disclosed in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (including such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name(s) and address(es) of the stockholder(s) making the recommendation and the amount of the Company's securities which are owned beneficially and of record by such stockholder(s), (iii) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual's qualifications, with a focus on the criteria publicly stated to be considered by the Nominating and Corporate Governance Committee in evaluating prospective Board candidates, including those specified in this proxy statement, (iv) a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials, (v) any material interest of the stockholder in the recommendation, and (vi) any additional information, documents or certifications that would be required pursuant to Article II Section 5 of the Company's By-Laws if the stockholder(s) making the recommendation was instead nominating a candidate for election to the Board.

When considering current directors for nomination for re-election to the Board, the Nominating and Corporate Governance Committee takes into account the performance of each director. The Nominating and Corporate Governance Committee also reviews the composition of the Board in light of the Company's current challenges and needs and those of the Board, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for a specific expertise and issues of independence, judgment, age, skills, background, tenure and experience.

Communications with the Board of Directors. Stockholders may contact any of the Company's directors, a committee of the Board, non-employee directors as a group, or the Board as a whole by writing to them c/o Office of the General Counsel, The Priceline Group Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854. Stockholders should indicate how many shares of Company common stock they own as of the date of their communication. Communications received in this manner will be handled in accordance with procedures developed and approved by the Board, including a majority of the Company's "independent" directors. The procedures provide that in general, communications to the Board will be initially reviewed and logged by the Company's General Counsel and then periodically, and at least quarterly, forwarded to the Lead Independent Director and/or the chairperson of the Nominating and Corporate Governance Committee.

Attendance at Annual Meetings. The Company expects directors to attend its annual meetings of stockholders. All of the members of the Board that were directors at the time, other than Mr. Armstrong, attended the 2013 annual meeting of stockholders. At the time of his appointment to the Board in January 2013, Mr. Armstrong informed the Board that he had a previously scheduled conflict and would be unable to attend the 2013 annual meeting of stockholders.

Code of Ethics. The Company has adopted a code of ethics that it refers to as its "Code of Conduct" and requires all directors and employees (including officers) to adhere to it in discharging their work-related responsibilities. A copy of the Company's Code of Conduct is available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors."

Rights Plan. The Company does not have a stockholder rights plan, sometimes referred to as a "poison pill."

Committees of the Board of Directors

Audit Committee. The Audit Committee of the Board consists of Messrs. Howard W. Barker, Jr., Jeffrey E. Epstein and Craig W. Rydin. Mr. Barker is Chairman of the Audit Committee. The Board has determined that each member of the Audit Committee is an independent director based on The NASDAQ Stock Market's listing rules and that each member of the Audit Committee also satisfies the additional independence requirements of the SEC for members of Audit Committees. In addition, the Board has determined that each of Mr. Barker and Mr. Epstein is an "audit committee financial expert" as defined by SEC rules. The Audit Committee's responsibilities include, among other things, (i) reviewing the Company's financial statements and accounting practices, (ii) overseeing the Company's relationship with its independent registered public accounting firm, including making all decisions relating to appointing, compensating, evaluating and retaining the independent registered public accounting firm, (iii) overseeing the Company's internal audit function, (iv) establishing procedures for the submission, receipt and treatment of complaints or concerns regarding accounting or auditing matters, and (v) reviewing and approving all related party transactions (defined as transactions required to be disclosed by Item 404 of SEC Regulation S-K). The Audit Committee also is the primary committee of the Board overseeing the Company's risk management efforts generally as well as the Company's major financial risk exposures. See Corporate Governance and Board Matters - Board's Oversight of Risk on page 14 for additional details. A copy of the Audit Committee's Charter is available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors." The Audit Committee met eight times in 2013.

Compensation Committee. The Compensation Committee of the Board consists of Messrs. Craig W. Rydin, Tim Armstrong, Jeffrey E. Epstein and James M. Guyette. Mr. Rydin is Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee is an independent director based on The NASDAQ Stock Market's listing rules and also meets The NASDAQ Stock Market's additional requirements for membership on the Compensation Committee. The Compensation Committee's responsibilities include, among other things, setting, or recommending to the Board for determination, the compensation of the Company's Chief Executive Officer, reviewing and approving the compensation of the Company's other executive officers, administering employee benefit plans including incentive compensation plans and equity-based plans, and making recommendations to the Board with respect to the adoption of incentive compensation plans and equity-based plans. The Compensation Committee oversees risks related to compensation programs. See Corporate Governance and Board Matters - Board's Oversight of Risk on page 14 for additional details. The Compensation Committee has delegated limited authority to the Chief Executive Officer, the Chief Financial Officer and the General Counsel to determine whether and to what extent certain restricted stock, restricted stock units and performance share units held by non-executive officers may be settled, canceled, forfeited, or surrendered pursuant to their terms (for instance, the Chief Executive Officer has the authority to determine whether an employee's termination was, pursuant to the terms of a relevant agreement, "with cause" or "without cause"). A copy of the Compensation Committee's Charter is available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors."

The Compensation Committee met eight times in 2013. Mr. Rydin works with the Chief Executive Officer and General Counsel to establish meeting agendas. The Compensation Committee typically meets with the Chief Executive Officer, Chief Financial Officer, General Counsel and outside advisors. The Compensation Committee also regularly meets in executive session without management.

The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that the Compensation Committee has specifically requested. Management plays a significant role in the compensation planning process. The most significant aspects of management's role are (see Compensation Discussion and Analysis - The Role of Management on page 19 for additional details):

•	Evaluating employee performance (other than the Chief Executive Officer's);

•	Helping to establish business performance targets and objectives (other than the Chief Executive Officer's);

•	Recommending salary levels, bonus targets/amounts and equity awards (other than the Chief Executive Officer's); and

•	Helping to design the structure, terms and conditions of bonus plans and equity awards.

The Compensation Committee has the authority to appoint and dismiss its advisors and compensation consultants and approve their compensation. These advisors report directly to the Compensation Committee. The Compensation Committee has retained Mercer Inc. ("Mercer") as its outside compensation consultant. While Mercer reported directly to the Compensation Committee, the Compensation Committee authorized Mercer to communicate and work with management during the compensation planning process.

With respect to the specific 2013 compensation initiatives detailed in the Compensation Discussion and Analysis section of this proxy statement (i.e., 2013 base salaries, bonus targets (and subsequent payouts) and equity grants), the bulk of the work related to the 2013 compensation process occurred between October 2012 and late February 2013. During that time, the Compensation Committee met formally on six occasions to review and discuss executive compensation matters.

In October 2012, the Compensation Committee met to discuss and plan the steps to be taken during the compensation planning process over the following months and to select the peer group that would be used in the compensation process. The Compensation Committee settled on, among other things, Mercer's and senior management's role in the planning process and agreed that management would act as the primary liaison with Mercer to provide necessary information for Mercer's review and discuss and review compensation proposals before formal presentation to the Compensation Committee. The Compensation Committee met in December 2012 to evaluate and discuss, among other things, the general structure and underlying philosophy of the 2013 bonus plan and equity awards and to receive Mercer's analysis and recommendations with respect to the bonus plan and equity awards; two times in January 2013 to discuss, among other things, the Company's 2012 performance and the Chief Executive Officer performance evaluation process; and again in early February 2013 to discuss more detailed aspects of the plans, from individual bonus targets and equity awards to specific funding and vesting provisions. The Compensation Committee met again in February 2013 and approved the target compensation of the Company's executive officers for 2013 (other than that of the Chief Executive Officer), reviewed senior executive compensation with the Board and formally reviewed, and recommended that the Board approve, the target compensation of the Chief Executive Officer (which the Board subsequently approved without the presence or participation of the Chief Executive Officer). At its meeting in late February 2013, the Committee also determined whether the performance criteria of the 2010 performance share units granted to the Chief Executive Officer had been met and whether such PSUs should therefore vest, and approved the 2013 form of executive officer performance share unit award agreement.

During the compensation process, the General Counsel and other Company employees interacted often with Mercer outside the context of Compensation Committee meetings to discuss a range of issues, including specific compensation proposals for executives, the structure of equity awards (i.e., the structure of the performance share units described in the Compensation Discussion and Analysis section of this proxy statement) and proposed funding mechanisms and structure of the 2013 bonus plan.

In connection with the specific recommendations on the design of the 2013 bonus plan and 2013 equity awards (e.g., number of units to be granted and specific performance thresholds), the Chief Executive Officer developed recommendations based on guidance given by the Compensation Committee. Those specific recommendations were reviewed with Mercer, and revised accordingly, if appropriate, before presentation and detailed review by the Compensation Committee. The final elements of the 2013 bonus plan and equity awards were the result of an iterative process and aspects of each were refined and changed during the process as a result of the Compensation Committee's direction.

In early 2014, as described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee determined funds to be allocated to the 2013 senior executive bonus pool and amounts to be paid to individual executive officers under the 2013 bonus plan.

Additional information on the Compensation Committee's consideration of executive compensation is addressed in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Messrs. James M. Guyette, Howard W. Barker, Jr. and Thomas E. Rothman. Mr. Guyette is Chairman of the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director based on The NASDAQ Stock Market's listing rules. The Nominating and Corporate Governance Committee's primary purposes are to: (a) from time to time as deemed necessary or desirable in light of the needs of the Company and the Board, identify individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board and set forth in the Company's Corporate Governance Principles, and to nominate or recommend to the Board for nomination candidates to stand for election as directors at the annual meeting of stockholders; (b) identify members of the Board qualified to serve on and fill vacancies on any committee of the Board (including the Nominating and Corporate Governance Committee) and to recommend that the Board appoint the identified member or members to the respective committee; (c) assess whether candidates to join the Board would be "independent" under the listing rules of The NASDAQ Stock Market; (d) establish procedures to receive prompt notification of changes in a director's circumstances that may affect his or her qualifications or independence as a director and review such information and make recommendations as deemed appropriate; (e) review and consider the effectiveness of the Company's Corporate Governance Principles at least once a year and, if appropriate, recommend to the Board any suggested modifications or changes to those principles; (f) review, at least annually, the Company's Code of Conduct and, if appropriate, recommend to the Board any suggested modifications or changes thereto; and (g) design a process for the Board to conduct a self-evaluation at least annually.

A copy of the Nominating and Corporate Governance Committee's Charter is available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors." The Nominating and Corporate Governance Committee met three times in 2013. The Nominating and Corporate Governance Committee approved and recommended to the Board of Directors the ten director nominees standing for election at the Annual Meeting.

Leadership Structure

Mr. Boyd, who served as the Company's Chief Executive Officer from 2002 until 2013, currently serves as Chairman of the Board. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes that it is in the Company's best interests and those of the Company's stockholders to make that determination from time to time based on the needs of the Company and the Board. The Board has determined that separating the roles of Chief Executive Officer and Chairman is currently in the Company's best interests and those of the Company's stockholders. Mr. Boyd's continued leadership as the Chairman of the Board provides an important connection between the non-employee directors on the Board and Mr. Huston, the Company's Chief Executive Officer, due to Mr. Boyd's recent service as Chief Executive Officer and resulting familiarity with the Company's operations. In light of Mr. Boyd's recent service as an executive officer of the Company, the Board maintains the position of Lead Independent Director. Mr. Guyette, the Chairman of the Nominating and Corporate Governance Committee, serves as the Lead Independent Director. The responsibilities of the Lead Independent Director can be found on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors."

Board's Oversight of Risk

The Company's risk management activities include the identification and assessment of the key risks facing the Company among the universe of business risks (e.g., strategic, operational, financial and regulatory/compliance risks). These key risks are identified across the organization from multiple regions and functions, in a process overseen by the Company's internal audit function, which reports to the Audit Committee. The Board and Audit Committee review these risks on an annual basis after they have been identified and assessed by management. The Board, or a committee of the Board, regularly reviews the initiatives put in place to mitigate the effects of these risks. These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Depending on the risk, the update may be presented to the full Board or if appropriate to a committee of the Board. The Board's and each committee's role is one of oversight, recognizing that management is responsible for executing the Company's risk management policies. The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to develop this process.

In addition to the Board's role in enterprise risk management, various committees of the Board are also responsible for the oversight of certain risks. The Audit Committee is charged with oversight of management's risk assessment and management processes generally as well as the Company's major financial risk exposures and the steps taken to monitor and control these exposures. The Audit Committee also oversees the Company's internal control over financial reporting and risk management relating to the Company's hedging activities and use of derivative instruments. The Compensation Committee oversees risks related to compensation programs and regularly reviews and assesses the Company's compensation policies and practices, including those applicable to the Company's named executive officers, to determine whether they incentivize undesired risk-taking. The Compensation Committee believes that the Company's compensation programs do not create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company or its business.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's common stock as of March 31, 2014 by (1) each person known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (2) each member of the Board; (3) the Company's Chief Executive Officer, Chief Financial Officer and each of its other named executive officers in the Summary Compensation Table in this proxy statement; and (4) all directors and executive officers as a group. The percentage of shares owned is based on 52,285,065 shares outstanding as of March 31, 2014.

	SHARES BENEFICIALLY OWNED(a)
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT
Jeffery H. Boyd(b)	184,388	*
Darren Huston	—	*
Tim Armstrong	359	*
Howard W. Barker, Jr.	3,647	*
Jan L. Docter(c)	5,920	*
Jeffrey E. Epstein(d)	13,151	*
James M. Guyette	3,791	*
Nancy B. Peretsman(e)	3,976	*
Thomas E. Rothman	359	*
Craig W. Rydin	2,382	*
Daniel J. Finnegan	15,251	*
Chris Soder	2,971	*
Peter J. Millones	3,903	*
T. Rowe Price Associates, Inc.(f)	4,250,380	8.1%
BlackRock Inc.(g)	2,936,740	5.6%
All directors and executive officers as a group (14 persons)(h)	254,722	*
* Represents beneficial ownership of less than one percent.

(a)
Beneficial ownership is determined in accordance with the rules of the SEC and includes sole voting and investment power with respect to securities, except as discussed in the footnotes below. Shares of common stock issuable (i) upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 31, 2014 and (ii) upon vesting of restricted stock units that vest by their terms within 60 days after March 31, 2014, are deemed to be outstanding and to be beneficially owned by the person holding such stock options and/or restricted stock units for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain directors have elected to defer receipt of shares of common stock pursuant to restricted stock unit awards for tax purposes, and, to the extent those restricted stock units are vested or vest within 60 days after March 31, 2014, they are treated as beneficially owned for purposes of this table. Shares of common stock issuable pursuant to performance share unit awards are not considered issued or outstanding, unless distributable within 60 days after March 31, 2014, in which case they are deemed to be outstanding and to be beneficially owned by the person holding such performance share units for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(b)
Does not include 166 shares held by an immediate family member of Mr. Boyd, of which Mr. Boyd disclaims beneficial ownership; and does not include 15,000 shares owned by a charitable foundation for which Mr. Boyd serves as trustee, of which Mr. Boyd disclaims beneficial ownership.

(c)	Does not include 3,000 shares held by immediate family members of Mr. Docter not sharing the same household, of which Mr. Docter disclaims beneficial ownership.

(d)	Includes 4,000 shares that Mr. Epstein has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2014.

(e)
Includes 521 shares held by a limited liability company, of which Ms. Peretsman is a Manager. Does not include 22,130 shares held by a foundation for which Ms. Peretsman serves as a trustee, of which Ms. Peretsman disclaims beneficial ownership. Allen & Company LLC disclaims beneficial ownership of the shares described in this note (e).

(f)
Based solely on information provided in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC on February 13, 2014. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities. Price Associates lists its address as 100 E. Pratt Street, Baltimore, Maryland 21202.

(g)
Based solely on information provided in a Schedule 13G filed by BlackRock Inc. ("BlackRock") with the SEC on February 4, 2014. These securities are owned by various institutional investors affiliated with BlackRock. BlackRock lists its address as 40 East 52nd Street, New York, New York 10022.

(h)	Consists of shares beneficially owned by all directors and executive officers of the Company, including the named executive officers, as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Company common stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2013, each of the Company's executive officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements.

Compensation Discussion and Analysis

Summary Information

Over the three-year period from 2011 to 2013, the Company earned $6.17 billion of adjusted EBITDA (a metric described in more detail below) and generated $3.9 billion of cash from operating activities, in both cases an increase of approximately 238% over the prior three-year period.  A reconciliation of adjusted EBITDA to GAAP net income is included in Appendix A. The Company had gross travel bookings (a common operating and statistical metric used in the travel industry representing the total U.S. Dollar value, generally inclusive of all taxes and fees, of all travel services purchased by consumers through the Company's offerings) of $89.3 billion over the same three-year period, representing approximately 194% growth over the prior three-year period.  Measured in terms of stockholder return, the Company was one of the top twenty best performing stocks on the S&P 500 during the three-year period ending December 31, 2013.

The Company believes that 2013 was a very good year.  The Company grew its gross travel bookings by 37.7% year-over-year and increased its adjusted EBITDA by 35.9% year-over-year, growing its earnings faster than other leading global online travel companies. The Company also maintained its position as the largest online accommodation reservation company in the world based on room night reservations booked. The Company's performance was reflected in a stock price increase during 2013 of approximately 87%. See Company Highlights and Proxy Statement Summary at the front of this proxy statement for more details regarding the Company's performance.

This industry-leading performance is a result of many factors, most importantly actions taken by the Company's leadership, including Jeffery H. Boyd, the Company's Chairman and, until December 31, 2013, President and Chief Executive Officer, and Darren Huston, who became the Company's President and Chief Executive Officer on January 1, 2014 and who served as the Chief Executive Officer of Booking.com during 2013, as well as the leadership teams at the Company's primary brands: Booking.com, priceline.com, agoda.com, KAYAK and rentalcars.com. During 2013, the Company continued its geographic expansion and increased access to accommodation room reservations around the world, entered the meta-search business through its acquisition of KAYAK, grew its rental car reservation business and increasingly benefited from collaboration among the Company's different brands, all while maintaining the Company's industry-leading growth and operating margin.

In light of this performance and the over-achievement by the Company of the 2013 adjusted EBITDA targets set forth in the Company's 2013 bonus plan, Mr. Boyd received a bonus of $6.5 million for 2013.  In addition, in March 2013, Mr. Boyd received a grant of performance share units having a grant date fair value of approximately $8.0 million.  The performance share units vest over a three-year period (subject to Mr. Boyd's continued service to the Company, including as a non-employee member of the Board), are forfeitable if the Company does not meet a cumulative three-year performance target requiring growth in adjusted EBITDA and, if there is outstanding performance by the Company over the three-year period, could result in the issuance of up to two times the number of shares underlying the initial grant.  Total 2013 compensation for the Company's other named executive officers also reflected the Company's strong performance as well as their individual accomplishments as discussed further below (see Compensation of Named Executive Officers - Summary Compensation Table on page 31 for more details).

Executive Compensation Program Philosophy and Objectives

The Company aims to be the world leader in online travel services. To achieve this goal, it is critical that the Company attract, motivate and retain highly talented individuals at all levels of the global organization. The Company's global compensation and benefits programs described below are designed to accomplish these objectives and, in turn, enhance long-term stockholder value. The Company believes that its compensation programs have been highly effective and instrumental in its recent and long-term success by providing its executives with significant performance-based compensation opportunities tied to the Company's financial performance and the creation of stockholder value.

The Company's compensation program is substantially performance based and is intended to focus executives on both short-term and long-term earnings growth and individual performance. As a general rule, this means that if the Company achieves superior earnings growth compared to expected growth rates for its significant direct competition, total compensation for senior executives will fall at the higher end of competitive benchmarks. On the other hand, if the Company's earnings growth is inferior to that expected of the Company's significant direct competition, total compensation for senior executives is likely to be significantly below competitive benchmarks. Further, executive officers' annual bonuses are funded from earnings growth and, therefore, as a general matter, it is unlikely there would be significant bonus funding for executive officers unless the Company meets its budgeted earnings targets.

Different elements of the Company's compensation program are designed to serve different objectives and drive different behaviors:

•	Base salary and benefits are designed to provide a level of economic security and stability so that executives can focus on meeting the Company's objectives.

•
Award opportunities under the Company's annual performance based bonus plan are designed to provide a meaningful bonus opportunity for executives tied to the Company's annual earnings growth and individual objectives in connection with each executive's annual individual performance goals.

•
Long-term incentives - performance share units ("PSUs") and restricted stock units ("RSUs") - under the Company's stockholder-approved 1999 Omnibus Plan, are generally designed to attract, retain and incentivize executives by providing a significant compensation opportunity tied to long-term growth in the Company's earnings and increases to its stock price over a period of several years (typically three years). In addition, the Compensation Committee feels that the combination of annual incentives based on annual adjusted EBITDA under the cash bonus plan and three-year incentives based on cumulative adjusted EBITDA over the three-year performance period applicable to PSUs properly incentivizes executives to consider and balance both shorter term and longer term Company performance in managing the business, and therefore incentivizes management to manage the business in a manner that favors fundamentally strong and consistent growth without excessive risk taking and thereby maximize long-term stockholder value.

•
Severance agreements and change in control provisions in the Company's equity instruments are designed to facilitate the Company's ability to attract, retain and incentivize executives as the Company competes for talented employees in the very competitive marketplace for experienced Internet executives, where these protections are often offered. The severance benefits described below are designed to ease the consequences of an unexpected employment termination by the Company due to on-going changes in the Company's employment needs. The change in control benefits described below encourage employees to remain focused on the Company's business in the event of rumored or actual fundamental corporate change and, if required, to provide assistance during any transition. In addition, the Company believes the change in control benefits provided to its executives are a key element in managing compensation related risks by incentivizing executives to manage the business and evaluate potential change in control transactions from the perspective of a stockholder, thereby aligning interests of executives with those of stockholders.

2013 Say-on-Pay Advisory Vote on Executive Compensation Results and Consideration

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay" proposal). At the Company's annual meeting of stockholders held in June 2013, over 97% of votes cast on the say-on-pay proposal were voted in favor of approving the executive compensation described in the Company's 2013 proxy statement. The Compensation Committee regards the results of the stockholder vote as an indication that the Company's executive compensation practices effectively align executive compensation with stockholder interests and did not implement changes as a direct result of the vote. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when structuring and implementing compensation programs for executive officers.

The Role of Management

The Chief Executive Officer, the Chief Financial Officer and the Executive Vice President and General Counsel provide significant input to the Compensation Committee when developing the structure of and setting performance metrics for the Company's annual performance based bonus plan and annual equity grants. The Chief Executive Officer provides detailed recommendations to the Compensation Committee of base salary, annual performance based bonus plan opportunities and awards and long-term equity incentive award values for the executive officers other than himself. For the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer in executive session without the presence of other executive officers. The Committee gives significant weight to the Chief Executive Officer's judgment when assessing each of the other executive officers' performance and determining appropriate compensation levels and incentive awards because he is particularly able to assess the other executive officers' performance and contributions to the Company. See Corporate Governance and Board Matters - Committees of the Board of Directors on page 12 for more details on the 2013 compensation planning process.

The Board meets annually at the beginning of the year with the Chief Executive Officer to agree upon his performance objectives (which generally are stated in terms of Company objectives) for the year. Generally and as deemed necessary or appropriate, the Chief Executive Officer reviews the Company's annual objectives with the Board and discusses the Company's year-to-date performance against those objectives from time to time during the year. At the beginning of the following year, the Chief Executive Officer presents to the Compensation Committee a summary of his and the Company's performance over the past year. The Compensation Committee then meets in executive session without the presence of management to review the performance of, and develop compensation recommendations for, the Chief Executive Officer. The Compensation Committee chairperson then discusses with the Board of Directors in executive session (without the presence of the Chief Executive Officer) the Chief Executive Officer's performance and the Committee's compensation recommendations. The Board of Directors then deliberates, discusses the review to be given to the Chief Executive Officer and determines the actual payout amount of the Chief Executive Officer's bonus for the prior fiscal year and establishes target total compensation for the Chief Executive Officer for the current year.

The Role of the Compensation Consultant

The Compensation Committee engaged Mercer Inc., an outside global human resources consulting firm, to advise and counsel the Committee on the Company's compensation program for the named executive officers. Mercer has been working with the Compensation Committee for approximately twelve years in connection with the Committee's review of senior executive compensation. Mercer provides no services to the Company other than those related to the Company's compensation program and, in 2013, advice to KAYAK with respect to its employee insurance plans (including health, dental, vision, life and other similar plans) and compensation benchmarking for agoda.com; an affiliate of Mercer provides insurance brokerage services to the Company. The aggregate fees paid by the Company in 2013 to Mercer for advice on the amount or form of executive compensation were approximately $272,000. Mercer did not receive any payments from the Company or its subsidiaries in connection with the advice provided to KAYAK, however Mercer did receive approximately $105,000 in commissions from insurance companies resulting from KAYAK's subsequent purchase of insurance. Agoda.com paid Mercer approximately $6,500 in 2013 for compensation benchmarking services. The aggregate fees paid to Mercer's affiliate by the Company for insurance brokerage services in 2013 were approximately $175,000. The decision to engage Mercer's affiliate for these other services was made by the Nominating and Corporate Governance Committee, and Mercer's affiliate was retained directly by the Nominating and Corporate Governance Committee of the Board. After reviewing information provided by Mercer regarding its independence and considering the independence factors required by SEC rules, the Compensation Committee determined that no conflicts of interest existed in connection with the services Mercer performed for the Compensation Committee in 2013.

At the direction of the Compensation Committee, management generally provides all Committee materials to Mercer and discusses all materials and recommendations with Mercer in advance of each Committee meeting. Mercer considers the information presented to the Compensation Committee and discusses the information with the Committee. Mercer generally attends all Compensation Committee meetings and, at the end of most meetings, meets in executive session with the Committee without management present.

With the support of the Compensation Committee, management (generally the Executive Vice President and General Counsel) regularly asks Mercer to provide calculations and market data to be used by the Committee in its decision-making process. The Compensation Committee periodically requests the Executive Vice President and General Counsel and his staff to seek Mercer's input, analysis or recommendation with respect to a specific compensation practice, program or arrangement being considered by the Committee. The chairperson of the Compensation Committee and/or management may also independently seek Mercer's advice on various matters to assist the Committee in its decision-making process.

During 2013, among other things, Mercer assisted the Compensation Committee on the following matters:

•	Advised the Committee on the composition of the Compensation Peer Group (as defined below);

•	Prepared analyses of named executive officer compensation levels as compared to the Compensation Peer Group and made compensation recommendations;

•	Evaluated the design and provided advice on the appropriateness of the Company's 2013 performance based bonus plan and long term incentives;

•	Prepared tally sheets and IRC Section 280G analyses to determine "excess parachute payments"; and

•	Provided data and advice regarding compensation for the new Chief Executive Officer.

Benchmarking

In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly-traded companies. The Compensation Committee reviews annually the appropriateness of the companies comprising the peer group. In determining the appropriate peer group of companies to be used in connection with the 2013 compensation planning process, the Compensation Committee looked closely at, among other things, companies included in the prior year's peer group, as well as companies identified as peers by those companies. The primary characteristics used to evaluate which companies to include in the peer group were: industry, gross profits and peers identified by the Company's peers. For comparison purposes, the Compensation Committee focused on the gross profit of the peer group, rather than revenues, as the Compensation Committee feels gross profit is a better indicator of company size. In particular, the Company sought to include Internet merchandisers, online travel companies and others with gross profits between one-half and two times those of the Company. The Company also included eBay and Amazon.com because, although their gross profits were more than two times those of the Company, there were relatively few comparable companies and they, like the Company, are leading Internet commerce companies.

After discussion with Mercer, the Compensation Committee determined that the fifteen companies listed below, which are primarily Internet services, travel services and/or e-commerce companies, would comprise the 2013 peer group (the "Compensation Peer Group"):

Amazon.com, Inc. eBay Inc. Adobe Systems Incorporated Yahoo! Inc. Intuit Inc.	Activision Blizzard, Inc. Expedia, Inc. Liberty Interactive Corporation Electronic Arts Inc. Netflix, Inc.	salesforce.com, inc. IAC/InterActiveCorp HSN, Inc. Akamai Technologies, Inc. Orbitz Worldwide, Inc.

For 2013, after discussion with Mercer, the Compensation Committee removed United Online, Inc. and Monster Worldwide, Inc. from the peer group due to their lower gross profit and negative one year growth. Also, after discussion with Mercer, the Compensation Committee added Activision Blizzard, Inc. due to its gross profit and market similarities with others included in the peer group, notwithstanding it had experienced negative one year growth.

Based on the four most recent quarters of data that were available at the time that the Compensation Committee initiated its review (for most, but not all companies, the last quarter of 2011 through the first three quarters of 2012), the Company's gross profit ranked at approximately the 80th percentile of the Compensation Peer Group. In comparing the Company's executive compensation against the Compensation Peer Group, the Compensation Committee generally considered this percentile of executive pay for the Compensation Peer Group to be a general proxy for "market" compensation. In arriving at "market" compensation for the Compensation Peer Group, Mercer adjusted the cash compensation information from the Compensation Peer Group to account for projected pay increases over the 2012-2013 timeframe.

The Compensation Committee used the data of the Compensation Peer Group primarily to ensure that the Company's executive compensation program as a whole is competitive. The Compensation Peer Group provides the Compensation Committee with guidance and information, but does not dictate the setting of the named executive officers' compensation and is not a substitute for the Committee's own business judgment in establishing compensation for the named executive officers.

Components of Executive Compensation in 2013

The Compensation Committee annually reviews each named executive officer's total direct compensation, which consists of base pay, performance-based cash bonus opportunity, and equity incentives. In addition to these primary compensation elements, the Compensation Committee reviews any other compensation, to the extent applicable, and payments that would be required under various severance and change in control scenarios. In making compensation decisions, the Compensation Committee also takes into consideration historical compensation, including the vested and unvested value of outstanding equity awards under different scenarios and at different prices.

Before giving final approval to the annual compensation initiatives, the Compensation Committee reviews a presentation of total compensation, a "tally sheet," prepared by Mercer. The tally sheet generally summarizes each officer's total "target" compensation for the applicable year and, using a current stock price, estimates the payments to be made to the officer under certain termination of employment and change in control scenarios. For 2013, the Compensation Committee made no adjustments as a result of the tally sheet analysis based on its assessment that the program continued to meet the objectives described above.

Base Salary

Base salary ranges for named executive officers are determined based on, among other things:

•	information from the Compensation Peer Group described above;

•	individual performance of the executive, including level of responsibility and breadth of knowledge; and

•	internal review of the executive's total compensation, both individually and relative to other senior executives.

The relative importance of these factors varies depending on the individual whose salary is being reviewed. Salary levels are typically considered annually as part of the Company's performance review process as well as upon a promotion or other change in job responsibility. Generally, base salaries for the Company's named executive officers are towards the low end of the Compensation Peer Group.

For 2013, the Compensation Committee made no changes to the annual base salaries of the named executive officers.

Performance Based Cash Bonus

Overview. The Company's 2013 financial and operational performance was very good, representing overall industry-leading growth (adjusted EBITDA growth of approximately 35.9% year-over-year), and the funding of the Company's senior executive bonus pool and the payment of individual bonus amounts reflected this performance. The Company's annual senior executive bonus plan generally provides for an aggregate "pool" based on the Company's annual adjusted EBITDA performance. This measure is effective as it focuses employees on the Company's core earnings so that they can be directly rewarded for business growth and productivity improvements. This measure is also an effective motivator because it is relatively easy to track and generally understood by employees.

Funding of the pool increases as a percentage of adjusted EBITDA as the Company's adjusted EBITDA increases. Senior executives' individual cash bonuses are paid from this pool, and therefore out of the Company's annual adjusted EBITDA. Target individual bonuses are based on achievement of the Company's annual operating budget adjusted EBITDA, which the Company believes represents higher than "market" growth. To the extent the Company achieves greater adjusted EBITDA than the annual operating budget amount, the senior executive bonus pool will be greater than the target amount and both aggregate and individual bonuses would likely exceed target bonus amounts. To the extent the Company does not meet its adjusted EBITDA "target" amount, the senior executive bonus pool will be less than the target amount and both aggregate and individual bonuses would likely be less than "target" bonus amounts. However, in both cases, the Compensation Committee maintains discretion to adjust the aggregate pool and/or individual bonuses upwards or downwards.

The fundamental principle underlying the Company's 2013 performance based cash bonus plan (the "2013 Bonus Plan") was that the bonus pool for senior executives, including the named executive officers, would only be meaningfully funded if the Company had significant year-over-year earnings growth. The Compensation Committee believed at the time of adoption of the 2013 Bonus Plan that the year-over-year growth rates required to fund the senior executive bonus pool sufficient to pay the named executive officers' 2013 "target" bonuses would need to exceed the projected growth rates which would be achieved by the Company's significant direct competitors in 2013. Put another way, based on projections of the performance of the Company's significant direct competitors publicly available at the time of adoption of the 2013 Bonus Plan, the Compensation Committee believed that meaningful bonuses under the 2013 Bonus Plan would only be paid if the Company out-performed the adjusted EBITDA (or comparable metric, as applicable) growth of the Company's significant direct competitors. The Compensation Committee felt that requiring the Company to achieve what it believed to be a higher growth rate than its significant direct competitors before there was meaningful funding available for payment of bonuses to the named executive officers constituted a significant hurdle and meant that each named executive officer's bonus was at significant risk.

How is adjusted EBITDA calculated? For purposes of the plan, EBITDA is operating income before interest, tax, depreciation and amortization expense and includes foreign currency transactions. Adjusted EBITDA excludes stock based compensation expense and other items which, in the judgment of the Compensation Committee, are generally "non-cash," "one time" or "non-recurring" in nature, whether favorable or unfavorable.

These adjustments to EBITDA under the 2013 Bonus Plan are generally consistent with the adjustments made by the Company in the calculation of adjusted EBITDA used in the Company's quarterly and annual earnings announcements and referenced by many of the financial analysts that follow the Company. Adjusted EBITDA is further adjusted to exclude the translation impact of changes in foreign currency exchange rates from the time the plan was adopted. In addition, to ensure the integrity of the performance measure during the applicable period, adjusted EBITDA is calculated without considering the effects on the Company's earnings of any acquisition or disposition of a business, such that "purchased" EBITDA is not included and the estimated results (including any estimated losses) of any business sold during the period are included in the calculation of adjusted EBITDA. The adjustments are intended to ensure that any payments under the 2013 Bonus Plan represent the underlying growth of the Company's core business and are not inflated or deflated due to "non-cash," "one time" or "non-recurring" items, the translation impact of changes in foreign currency exchange rates or the acquisition or disposition of assets between the time the plan was adopted and the end of the measurement period.

How did the 2013 Bonus Plan work? The sole determinant of the funding of the 2013 Bonus Plan was the Company's pre-bonus adjusted EBITDA performance. The 2013 bonus pool funded throughout 2013 as the Company met and/or exceeded the pre-established adjusted EBITDA targets.

In order for the senior executive bonus pool to be funded at a level equal to that of the previous year, the Company needed to achieve 2013 year-over-year pre-bonus adjusted EBITDA growth of approximately 24%. If pre-bonus adjusted EBITDA growth was 15%, which the Compensation Committee estimated at the time the 2013 Bonus Plan was established would approximate "market" growth (i.e., the growth of the Company's significant direct competitors), the bonus pool for senior executives would be funded at a level that would have represented an approximately 62% year-over-year decrease in the senior executive bonus pool.

As the growth targets above illustrate, significant funding of the 2013 Bonus Plan for the Company's named executive officers would only occur upon the achievement by the Company of significant year-over-year adjusted EBITDA growth.

Individual Bonus Targets. The 2013 base salaries of the named executive officers were significantly under "market" (i.e., compared with the Compensation Peer Group) as determined by Mercer, which, as a general matter, has consistently been the case over prior years. Consequently, bonus targets for the named executive officers (which are set forth in the 2013 Grants of Plan-Based Awards table) were higher than the competitive market but set at levels to ensure that total cash compensation was competitive with companies in the Compensation Peer Group. Consistent with the Company's executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to the Company's performance through the 2013 Bonus Plan. The Compensation Committee established bonus targets for 2013 for the named executive officers ranging from 190% to 300% of annual base salary. The Compensation Committee maintained the same target bonus percentages for the named executive officers that were in effect for 2012. The Compensation Committee reserved the right in its complete discretion to decrease or increase payouts below or above "target" amounts, notwithstanding the Company's financial performance. The 2013 Bonus Plan did not provide for individual maximum or minimum amounts for the named executive officers.

As mentioned above, the target bonus percentages were chosen so that if the Company achieves its operating budget adjusted EBITDA, as determined by the Compensation Committee at the beginning of the year, the total cash compensation paid to the named executive officers will likely be more consistent with "market" (i.e., compared with the Compensation Peer Group) total cash compensation, such that if the Company performed at a level consistent with or better than the Company's significant direct competitors (by meeting the Company's operating budget adjusted EBITDA), the named executive officers would be paid a "market" rate for their services. However, if the Company underperformed as compared with its significant direct competitors (by falling short of the Company's operating budget adjusted EBITDA), the named executive officers' total cash compensation would be on the lower end of the Compensation Peer Group and, if the Company outperformed its significant direct competitors (by exceeding the Company's operating budget adjusted EBITDA), the named executive officers' total cash compensation would be on the higher end of the Compensation Peer Group. The Compensation Committee believes that this increases the amount of compensation which is directly tied to the Company's performance, better aligns compensation with the interests of stockholders and puts more of the named executive officers' cash compensation at risk than the practices of the Compensation Peer Group.

The Company's 2013 Performance and Funding of the 2013 Bonus. In the Compensation Committee's judgment, 2013 was a very good year for the Company. The Company produced year-over-year adjusted EBITDA growth of approximately 35.9%, which substantially exceeded the Company's 2013 operating budget adjusted EBITDA. As a result, the senior executive bonus pool under the 2013 Bonus Plan was funded in amounts well above target.

Individual Bonus Amounts. The single most important consideration in the determination of the amount of each named executive officer's bonus was the Company's adjusted EBITDA performance as discussed above. The actual U.S. Dollar amount of each named executive officer's bonus was determined after an assessment of such officer's performance by, in the case of the Chief Executive Officer, the Board of Directors and the Compensation Committee and, in the case of the other named executive officers, the Compensation Committee and the Chief Executive Officer. Final bonus amounts for the named executive officers other than the Chief Executive Officer were based on a subjective assessment by the Compensation Committee and the Chief Executive Officer of each named executive officer's performance and contributions during 2013, as opposed to, in most cases, the accomplishment of specific quantitative goals. The Compensation Committee exercised its discretion, based on the advice of the Chief Executive Officer, and did not attempt to quantify, rank or assign specific weight to any single factor (other than Company's adjusted EBITDA performance as described above) in making its bonus decisions.

In early 2014, the Compensation Committee reviewed the Company's 2013 financial results and worked with Mr. Boyd, who served as the Company's Chief Executive Officer during 2013, to develop appropriate 2013 bonus amounts for the Company's executive officers, other than himself. As described above, the Compensation Committee also worked in executive session with Mercer and the Board to develop an appropriate bonus amount for Mr. Boyd. The bonuses paid to the named executive officers were paid in February 2014 and appear in the Summary Compensation Table for 2013 under the "Non-Equity Incentive Plan Compensation" column.

Mr. Boyd. Based on the Company's performance in 2013 and Mr. Boyd's strong leadership, the Compensation Committee and the Board authorized the Company to pay Mr. Boyd a $6.5 million bonus for 2013, which is higher than the bonus awarded for 2012. The Company's adjusted EBITDA performance as described above was the sole determinant in calculating the funding of the 2013 Bonus Plan from which Mr. Boyd's bonus was paid and was the primary consideration in determining the amount of Mr. Boyd's ultimate bonus. From the Compensation Committee's perspective, the Company's performance was an impressive accomplishment in any year, but even more impressive given the challenging macro-economic conditions, in particular in Europe, which is one of the Company's largest markets, over recent years. In evaluating Mr. Boyd's 2013 performance and arriving at his 2013 bonus, the Compensation Committee and the Board of Directors also considered, among other things, the following:

•	The Company's 2013 industry-leading year-over-year growth in gross travel bookings;

•	The Company's industry-leading operating margin;

•	The Company's increased mobile market share;

•	The successful launch of Booking.com's offline marketing;

•	The Company's continued geographic expansion and expansion of its accommodation supply around the world during 2013 (including robust growth outside its core European markets);

•	The success of the Company's initiatives to promote consumer loyalty and repeat business;

•	The global collaboration among the Company's different brands;

•	The successful completion of the Company's acquisition of KAYAK Software Corporation and entry into the meta-search business;

•	The growth of the Company's rental car reservation business;

•	Mr. Boyd's effective transition of Company leadership to Mr. Huston;

•
Mr. Boyd's leadership during 2013, which included development of the Company's long-term strategy with the Board of Directors and leadership of the organization, succession planning, and development of the management team; and

•	Mr. Boyd's continued development of a healthy, open and constructive relationship with the Board of Directors.

The Compensation Committee also considered a number of other subjective and qualitative factors in its evaluation, such as Mr. Boyd's integrity, vision for the Company, people management skills and investor and Board communication skills.

After balancing the Company's position in the market relative to other leading global online travel companies, and the over-achievement of the Company's 2013 financial targets, the Compensation Committee and Board thought that the Company's performance in 2013 was very good and, therefore, believed that the bonus amount authorized by the Board and paid to Mr. Boyd was appropriate.

Other Named Executive Officers

The bonuses paid to the other named executive officers reflected the Company's strong performance during 2013, which is described in detail above. The bonus amounts also reflect the factors described below.

Mr. Huston's bonus reflects his role as the Chief Executive Officer of the Company's Booking.com brand and Booking.com's excellent 2013 performance, which was a key factor in the Company exceeding its adjusted EBITDA targets as discussed above. In addition, Mr. Huston's bonus reflects the increased responsibilities assumed by Mr. Huston in January 2013 related to the management of the Company's international brands, including oversight of inter-brand relations, including sharing of technology, best practices, customers and supply, coordination of relationships with key affiliates and suppliers, where necessary, and development of strategy relating to geographic expansion and competition among brands.

Mr. Finnegan's bonus is in recognition of, among other things, his role as Chief Financial Officer, his role in developing the Company's annual financial plan and his oversight of the Company's finance department.

Mr. Soder's bonus reflects his role as the Chief Executive Officer of the Company's priceline.com brand and that brand's operating performance during 2013.

Mr. Millones' bonus is in recognition of, among other things, his oversight of the Company's legal department, global human resource matters and litigation and his coordination of the Board's activities.

In determining bonus amounts for the named executive officers, in addition to considering the factors described above, the Compensation Committee discusses and considers with the Chief Executive Officer a range of other subjective factors including each executive's ability to act and think strategically, ability to get results, ability to demonstrate a strong leadership style, integrity, ethics and ability to foster global cooperation.

Equity Incentives

Equity incentive grants to the named executive officers are based on job responsibilities and potential for individual contribution, with reference to the "market" levels, as described above, of total "target" direct compensation (total "target" cash compensation plus the "target" value of long-term equity awards) of executives within the Compensation Peer Group. When it makes grants, the Compensation Committee also considers the size and current value of previous grants, in particular the current unvested value of previous grants. As with the determination of base salaries and bonus awards, the Compensation Committee exercises judgment and discretion in view of the above criteria and its general policies.

PSUs. In connection with the 2013 compensation planning process, the Compensation Committee authorized and the Company granted PSUs to the named executive officers. All of the 2013 PSUs granted to named executive officers are tied to the Company's consolidated adjusted EBITDA performance over the three-year period ending December 31, 2015 and are forfeitable if certain minimum performance thresholds are not achieved. The number of shares that could be issued at the end of the three-year performance period ranges from zero to two times the "target" grant, depending on the Company's performance over that period.

The Compensation Committee established adjusted EBITDA as the performance measure to judge the Company's performance over the three-year performance period. The calculation of adjusted EBITDA is intended to be substantially consistent with the calculation used by the Company in its quarterly and annual earnings announcements. The calculation of adjusted EBITDA is similar to the calculation of adjusted EBITDA described above under Performance Based Cash Bonus and the reasons for adoption of adjusted EBITDA as the performance measure are substantially similar in all material respects. In addition, the Compensation Committee felt that the combination of annual incentives based on annual adjusted EBITDA under the 2013 Bonus Plan and three-year incentives based on cumulative adjusted EBITDA over the three-year performance period applicable to the PSUs would properly incentivize executives to consider and balance both shorter term and longer term Company performance in managing the business, and therefore incentivize management to manage the business in a manner that would favor fundamentally strong and consistent growth without excessive risk taking and thereby maximize long-term stockholder value.

The 2013 PSUs granted to each of the named executive officers will vest and be earned at the end of the three-year performance period if the adjusted EBITDA hurdles below are accomplished:

If adjusted EBITDA for the three-year period ending December 31, 2015 is:	Then, the number of shares that will be issued is:
Adjusted EBITDA target for the three-year period ending December 31, 2015 expressed as a multiple of adjusted EBITDA for the three-year period ending December 31, 2012 (reflects upper limit of each applicable tier of adjusted EBITDA):

Less than $5.9 billion	—	1.4x
Between $5.9 billion and $7.0 billion	0x to 1x the "target" grant	1.6x
Between $7.0 billion and $7.8 billion	1x the "target" grant	1.8x
Between $7.8 billion and $8.5 billion	1x to 2x the "target" grant	1.9x
Over $8.5 billion	2x the "target" grant	Greater than 1.9x

The PSUs will be forfeited and no shares will be issued if, over the three-year performance period, the Company does not increase its cumulative adjusted EBITDA by at least approximately 35% over its cumulative adjusted EBITDA over the three-year period ending December 31, 2012 (2010 through 2012).

The Compensation Committee estimated at the time of adoption - based on information available in early 2013 and the public forecasts of the Company's significant direct competitors and other select companies that management, Mercer and the Committee felt were relevant - that the three-year performance thresholds and forfeiture thresholds set forth above, represented significant growth hurdles. In order to exceed the "target" payout for executives (i.e., 1x), based on analyst estimates at the time, the Company's cumulative Adjusted EBITDA over the three-year performance period would represent higher growth than the estimated growth of the Company's primary global competitor. Accordingly, the Compensation Committee believed that if the Company were to achieve the adjusted EBITDA hurdles above, the Company's stockholders would be rewarded. The Compensation Committee believed that the three-year performance period ensures that executives are focused on longer-term performance and serves as a significant retention device.

RSUs. Although for a number of years the primary equity component of the compensation program for senior executives has been PSUs, from time to time the Compensation Committee has also granted restricted stock units to senior executives. In some cases, RSU awards have been used together with PSUs. For example, RSUs have been used in connection with the hiring of a new senior executive or the promotion of a senior executive to provide retention incentives during the first years of employment to balance the uncertainty associated with PSUs in the case of a new hire. Mr. Huston received an RSU award in November 2011 in connection with his hiring as Booking.com's Chief Executive Officer with a grant date fair value of approximately $3.0 million. Mr. Huston received another RSU award in November 2013 in connection with his promotion to President and Chief Executive Officer of the Company as of January 1, 2014 with a grant date fair value of approximately $6.0 million.

Stock Options. Since the adoption by the Company of FASB ASC Topic 718 (formerly known as FAS 123(R)) on January 1, 2006, the Company has not issued any stock options and currently does not intend to do so. In connection with its acquisition of KAYAK in May 2013, the Company did assume outstanding stock options granted by KAYAK prior to the acquisition.

Change in Control and Severance Benefits

Change in Control. The Company's equity grants made in or after 2010 do not provide for accelerated vesting solely upon the occurrence of a change in control.  Rather, acceleration will only occur with respect to those grants upon certain terminations of employment that occur coincident with or following a change in control or upon certain terminations of employment that occur independently from a change in control. As a general matter, upon a termination of employment by the Company "without cause" or by the employee on account of his death or disability (and in some circumstances, "for good reason") that occurs coincident with or following a change in control, the vesting of outstanding equity will be accelerated to occur on the date on which the employee is terminated coincident with or following such change in control (on a pro-rata basis based on the portion of the performance period that has expired or, in the case of Mr. Huston's 2011 RSUs, in full). See the description of Mr. Huston's employment agreements beginning on page 38 for more information on the acceleration of his awards. Mr. Boyd's employment arrangement provided for different accelerated vesting provisions in certain circumstances. See the description of Mr. Boyd's employment agreement beginning on page 36 for more information on the acceleration of his awards.

The Company will provide gross-ups for certain of the named executive officers (other than Mr. Huston) who are based in the United States from any taxes due as a result of the imposition of Section 280G of the Internal Revenue Code ("excess parachute payments") because the effects of Section 280G generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. The Committee believes that the gross-up payments are appropriate for the Company's most senior executives. With respect to Mr. Huston, if any payment made pursuant to his employment agreement would be an excess parachute payment under Section 280G of the Internal Revenue Code, the Company will reduce the amount of such payments to the extent necessary so that no portion of the payments, so reduced, would constitute an excess parachute payment if such reduction would result in an increase in the aggregate payments and benefits to be provided to Mr. Huston determined on an after-tax basis.

See Potential Payments Upon a Change in Control and/or Termination beginning on page 43 for additional details.

Severance Benefits. Each of the named executive officers is entitled to receive severance benefits upon, among other things, a termination "without cause" or "for good reason." The arrangements with the Company's executive officers provide severance payments in an amount that the Compensation Committee believes is appropriate, taking into account, among other things, the time it is expected to take a separated employee to find another job and marketplace practices as well as the duration of non-competition agreements between the Company and its executive officers. The payments and other benefits are provided because the Compensation Committee considers a termination "without cause" or for "good reason," as those terms are used in the employment arrangements, to be Company-initiated, that under different circumstances would not have occurred and which are beyond the control of the separated individual. The severance and other benefits are intended to ease the consequences to an executive of an unexpected termination of employment. See Employment Contracts, Termination of Employment and Change in Control Arrangements beginning on page 36 for additional details.

Benefits

The Company's health care and other insurance programs are generally the same for all eligible employees, including the named executive officers, depending on their geographic location. For all eligible U.S. based employees and certain eligible employees based outside the United States, the Company has a 401(k) plan. The 401(k) plan allows all eligible employees to contribute up to 75% of their base salary and bonus, up to limits imposed by the U.S. Internal Revenue Code on a pre-tax basis. The Company adds a cash match to its 401(k) plan for all participants, including those named executive officers who participate in the plan. The Company matches 50% of the first 6% of compensation deferred as contributions. The 401(k) match made to each of the U.S.-based named executive officers is reflected in the All Other Compensation column on the Summary Compensation Table.

Perquisites

The Company does not maintain any material perquisites or personal benefits for any of the named executive officers, such as company planes, cars, security, financial services or country club memberships. In connection with the hiring in September 2011 of Mr. Huston as Chief Executive Officer of Booking.com, the Company agreed to pay certain costs related to Mr. Huston's relocation from the United States to the Netherlands, including among other things, legal fees in connection with the negotiation of Mr. Huston's employment agreement, professional fees associated with tax advice and planning for Mr. Huston and certain other relocation and related costs. In addition, pursuant to Mr. Huston's employment agreement, the Company reimburses him for certain education, tax preparation assistance and travel expenses incurred by him (see footnote 7 to the Summary Compensation Table on page 31 for more details).

Other Matters

Stock Ownership Guidelines

Under the Company's stock ownership guidelines, each named executive officer of the Company is required to own the number of shares of the Company's common stock indicated below. Each named executive officer currently is in compliance with the guidelines (whether due to the number of shares owned or the value of shares owned), other than Mr. Huston (see footnote 3 to the below table).

Name	Number of Shares Required to be Owned under the Company's Stock Ownership Guidelines – the Lesser of:	Number of Shares Actually Owned as of March 31, 2014(1)
Jeffery H. Boyd, President and Chief Executive Officer(2)	15,000 shares or shares valued at $5 million	184,388
Daniel J. Finnegan, Chief Financial Officer	5,000 shares or shares valued at three (3) times base salary	15,251
Darren Huston, Chief Executive Officer , Booking.com(3)	5,000 shares or shares valued at three (3) times base salary	—
Chris Soder, Chief Executive Officer, priceline.com	5,000 shares or shares valued at three (3) times base salary	2,971
Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary	5,000 shares or shares valued at three (3) times base salary	3,903

(1)	See Security Ownership of Certain Beneficial Owners and Management on page 16 for details relating to actual stock ownership.

(2)
Mr. Boyd resigned as the Company's President and Chief Executive Officer effective January 1, 2014. As a result, Mr. Boyd is currently subject to the stock ownership guidelines applicable to the Company's non-employee directors, and not the stock ownership guidelines applicable to the Company's Chief Executive Officer. Mr. Boyd currently meets the stock ownership guidelines applicable to non-employee directors.

(3)
Mr. Huston first became an executive officer on September 26, 2011 and was named President and Chief Executive Officer of the Company effective January 1, 2014. As a result and in accordance with the Company's stock ownership guidelines, Mr. Huston is now subject to the stock ownership guidelines applicable to the Company's Chief Executive Officer and will be required to comply with the Company's stock ownership guidelines over time as he vests in Company equity.

The Company's stock ownership guidelines also establish requirements for non-employee members of the Board, which are set forth under 2013 Non-Employee Director Compensation and Benefits on page 46. The Company's stock ownership guidelines are detailed in the Company's Corporate Governance Principles, a copy of which is available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors."

Short-Selling, Hedging and Pledging Prohibitions

The Company does not allow its executive officers or directors to speculate in the Company's stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases) and/or buying or selling publicly traded options, including writing covered calls. The Company also does not permit its executive officers or directors to enter into hedging transactions with respect to their ownership of Company securities or to pledge any Company securities.

Pre-arranged Trading Plans

The Company encourages, but does not require, each of its executive officers to effect any disposal of shares of the Company's common stock pursuant to a pre-arranged trading plan adopted in compliance with Rule 10b5-1 under the Exchange Act (a "10b5-1 Plan") and the Company's internal guidelines. The Company has established guidelines for the adoption and implementation of 10b5-1 Plans, including the following:

•	A 10b5-1 Plan must be adopted during an open trading window.

•
The first proposed sale under a 10b5-1 Plan generally cannot occur until the first fiscal quarter following the fiscal quarter in which the plan is adopted.  Specifically, the first proposed sale under a 10b5-1 Plan generally may not be before the second trading day following the filing of the Company's next Form 10-Q with the SEC after the 10b5-1 Plan is adopted or, in the case of plans implemented during the fourth quarter of a calendar year, not before the second trading day following the public release of the Company's fourth quarter and year-end financial information.

•
A 10b5-1 Plan must generally have a minimum of a one-year term. A 10b5-1 Plan may not be terminated earlier than the date provided for in the plan, except as approved by the chairperson of the Company's Compensation Committee or Audit Committee.

•	Sales under a 10b5-1 Plan may occur during a closed trading window.

•	The Company reserves the right to modify the terms of its 10b5-1 guidelines at any time.

The following table summarizes the 10b5-1 Plans adopted by each of the named executive officers and directors that were in existence on April 10, 2014. The number of shares that are reflected as eligible for future sale in the table below reflects share amounts as of April 10, 2014 and excludes shares that may have been previously sold. It is provided as a summary only and does not set forth all of the material terms and conditions of such 10b5-1 Plans.

Name and Principal Position	Total Shares Subject to Plan	Date of Adoption	End Date

Jeffery H. Boyd Chairman of the Board	60,000	3/7/2014	The earlier of the sale of all of the shares or March 31, 2016.

100% of the total "net" number (net of amounts associated with any tax withholdings) of shares underlying performance share units granted in March 2012 that are issued at vesting in March 2015, if any.
		3/7/2014	The earlier of the sale of all of the shares or March 31, 2016.

100% of the total "net" number (net of amounts associated with any tax withholdings) of shares underlying performance share units granted in March 2013 that are issued at vesting in March 2015, if any.
		3/7/2014	The earlier of the sale of all of the shares or March 31, 2016.

Jeffrey E. Epstein Director	6,000 shares subject to stock options.	5/13/2013	The earlier of the sale of all of the shares or December 31, 2014.

Consistent with its past practices, the Company intends to continue to update the attached list on a quarterly basis following the closing of its trading window; an updated list will be available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors."

Equity Award Dates

For 2014, the Compensation Committee selected March 4, May 13, August 12 and November 12 as the dates of grant for any equity awards (to the extent the Committee authorizes any awards) to executives and employees in 2014. The Compensation Committee reserves the right to adjust dates in advance or select additional grant dates in its sole discretion. All grants are or will be, as applicable, approved in advance by the Compensation Committee or, on an exception basis, the chairperson of the Compensation Committee.

Clawbacks

Effective as of February 7, 2013, the Company adopted a policy with respect to the "clawback" of executive compensation pending adoption by the SEC and The NASDAQ Stock Market of final rules on the matter. In general and subject to the terms and conditions of the policy, the policy provides that under certain circumstances where an executive officer has engaged in misconduct that has resulted in the executive receiving excessive incentive-based compensation, the Board may seek recovery of such excessive incentive-based compensation.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to each "covered employee" (generally, the chief executive officer and the three other highest paid executive officers other than the chief financial officer) will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Compensation Committee's primary objective in designing and administering the Company's compensation policies is to support and encourage the achievement of the Company's long-term strategic goals and to enhance stockholder value, all as described above. When consistent with this compensation philosophy, the Compensation Committee may choose to structure the Company's compensation programs such that compensation paid thereunder will be tax deductible by the Company. The Compensation Committee believes that stockholder interests are best served by not restricting the Committee's discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee has approved, and may in the future approve, compensation arrangements for executive officers that are not fully deductible.

In particular, as discussed above under Components of Executive Compensation in 2013 - Performance Based Cash Bonus, the Compensation Committee determined to retain discretion under the 2013 Bonus Plan to make adjustments to what was included or excluded from the adjusted EBITDA metric in order to ensure that the results measured in the 2013 Bonus Plan represent the underlying growth of the Company's core business, as well as discretion to increase (or decrease) the amounts paid under the 2013 Bonus Plan. In addition, the performance criteria of the 2013 Bonus Plan were not approved by the Company's stockholders. As a result, payments under the 2013 Bonus Plan, which were funded as the result of significant year-over-year earnings growth, are not deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee of the Board of Directors, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Craig W. Rydin, Chairman
Tim Armstrong
Jeffrey E. Epstein
James M. Guyette

Compensation of Named Executive Officers

Summary Compensation Table

The following table shows compensation earned during 2013, 2012 and 2011, except for Mr. Soder, as noted below, by the Company's Chief Executive Officer, Chief Financial Officer and the next three most highly-compensated executive officers serving at the end of 2013. These individuals are referred to as the "named executive officers." Information for Mr. Soder is for 2013 only, in accordance with applicable SEC rules, since he was not a named executive officer as of December 31, 2012 or 2011. Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

Jeffery H. Boyd	2013	550,000	—		8,000,326	—	6,500,000	(4)	7,974	(7)	15,058,300
President, Chief Executive	2012	550,000	—		4,499,707	—	5,250,000	(5)	7,824	(8)	10,307,531
Officer and Chairman	2011	550,000	—		4,500,097	—	4,000,000	(6)	7,674	(9)	9,057,771

Daniel J. Finnegan	2013	315,000	—		3,999,815	—	1,000,000	(4)	7,974	(7)	5,322,789
Chief Financial Officer	2012	315,000	—		1,750,281	—	1,000,000	(5)	7,824	(8)	3,073,105
	2011	315,000	—		1,439,919	—	725,000	(6)	7,674	(9)	2,487,593

Darren Huston	2013	478,487	—		11,999,771	—	5,250,000	(4)	150,210	(7)	17,878,468
Chief Executive Officer,	2012	462,952	—		3,000,020	—	4,000,000	(5)	256,612	(8)	7,719,584
Booking.com(1)	2011	134,759	260,560	(2)	2,999,869	—	695,941	(6)	100,776	(9)	4,191,905

Chris Soder	2013	360,000	—		3,999,815	—	1,000,000	(4)	7,974	(7)	5,367,789
Chief Executive Officer,
priceline.com

Peter J. Millones	2013	330,000	—		3,999,815	—	1,000,000	(4)	7,974	(7)	5,337,789
Executive Vice President,	2012	330,000	—		2,000,228	—	1,000,000	(5)	7,824	(8)	3,338,052
General Counsel and	2011	330,000	—		1,439,919	—	800,000	(6)	7,674	(9)	2,577,593
Corporate Secretary

(1)
Mr. Huston was named Chief Executive Officer of Booking.com effective September 26, 2011. Mr. Huston's salary in 2011 is pro-rated based on his period of service during 2011. The compensation for Mr. Huston is translated into U.S. Dollars using an average exchange rate for 2013 of 1.33 U.S. Dollars to Euros, for 2012 of 1.29 U.S. Dollars to Euros and for 2011 of 1.39 U.S. Dollars to Euros. Mr. Huston became the Company's President and Chief Executive Officer on January 1, 2014, and continues as the Chief Executive Officer of Booking.com.

(2)	Consists of a signing bonus of $259,864 and an annual "holiday" bonus paid to all employees of Booking.com of $696 for 2011.

(3)
Represents the aggregate grant date fair value of (a) PSUs granted to Messrs. Boyd, Finnegan, Huston, Soder and Millones in 2013, (b) PSUs granted to Messrs. Boyd, Finnegan, Huston and Millones in 2012, (c) PSUs granted to Messrs. Boyd, Finnegan and Millones in 2011, and (d) RSUs granted to Mr. Huston in 2011 in connection with his hiring and in 2013 in connection with his promotion to President and Chief Executive Officer of the Company on January 1, 2014, in each case, computed in accordance with FASB ASC Topic 718. For PSUs granted to Messrs. Boyd, Finnegan, Huston, Soder and Millones in 2013, the amount reflects 1 times the "target" amount, as of the grant date, for those awards. The maximum number of shares that could be issued to Messrs. Boyd, Finnegan, Huston, Soder and Millones under the 2013 PSU awards is 2 times the "target" amount, which would result in a value of $16,000,651, $7,999,630, $11,999,445, $7,999,630 and $7,999,630, respectively, based on the stock price at the date of grant. For PSUs granted to Messrs. Boyd, Finnegan, Huston and Millones in 2012, the amount reflects 1 times the "target" amount, as of the grant date, for those awards. The maximum number of shares that could be issued to Messrs. Boyd, Finnegan, Huston and Millones under the 2012 PSU awards is 2 times the "target" amount, which would result in a value of $8,999,413, $3,500,561, $6,000,039 and $4,000,457, respectively, based on the stock price at the date of grant. For PSUs granted to Messrs. Boyd, Finnegan and Millones in 2011, the amount reflects 1 times the "target" amount, as of the grant date, for those awards. The maximum number of shares that could be issued to Messrs. Boyd, Finnegan and Millones under the 2011 PSU awards is 2 times the "target" amount, which would result in a value of $9,000,194, $2,879,839 and $2,879,839, respectively, based on the stock price at the date of grant. The amounts in this column reflect the Company's estimate of the payout for these awards, as of the date of grant, and do not correspond to the actual value, if any, that will be recognized by the named executive officers. For additional information, please refer to Notes 2 and 3 of the Company's Consolidated Financial Statements for the year ended December 31, 2013 included in the Company's Annual Report on Form 10-K.

(4)	Represents 2013 cash awards paid in February 2014 under the 2013 Bonus Plan.

(5)	Represents 2012 cash awards paid in February 2013 under the 2012 Bonus Plan.

(6)	Represents 2011 cash awards paid in February 2012 under the 2011 Bonus Plan.

(7)
With respect to Messrs. Boyd, Finnegan, Soder and Millones, the amount represents the U.S. Dollar value of insurance premiums paid by the Company during 2013 with respect to life insurance and accidental death and dismemberment insurance for the benefit of such named executive officer and matching contributions made by the Company to each individual's 401(k) plan for fiscal year 2013. With respect to Mr. Huston, the amount represents the U.S. Dollar value of (a) certain perquisites during 2013, consisting of (i) $38,500 in legal fees related to the negotiation of Mr. Huston's amended and restated employment agreement in connection with his promotion to President and Chief Executive Officer of the Company, plus $18,664 for a tax gross-up related to these fees, (ii) $15,575 in professional fees associated with tax preparation and planning for Mr. Huston, (iii) $23,851 in education expenses in connection with his assignment to the Netherlands, (iv) $30,321 in personal airfare costs in accordance with Mr. Huston's employment agreement, plus $17,354 for a tax gross-up related to these costs and (v) $3,231 in perquisites available to all Booking.com employees, and (b) $2,714 in insurance premiums paid during 2013 with respect to life insurance and accidental death and dismemberment insurance for the benefit of Mr. Huston.

(8)
With respect to Messrs. Boyd, Finnegan and Millones, the amount represents the U.S. Dollar value of insurance premiums paid by the Company during 2012 with respect to life insurance and accidental death and dismemberment insurance for the benefit of such named executive officer and matching contributions made by the Company to each individual's 401(k) plan for fiscal year 2012. With respect to Mr. Huston, the amount represents the U.S. Dollar value of (a) certain perquisites during 2012 in connection with Mr. Huston's relocation to the Netherlands, consisting of (i) $34,489 for housing, (ii) $153,673 in relocation expenses, (iii) $62,378 in education expenses and (iv) $3,358 in health care insurance and immigration fees, and (b) $2,714 in insurance premiums paid during 2012 with respect to life insurance and accidental death and dismemberment insurance for the benefit of Mr. Huston.

(9)
With respect to Messrs. Boyd, Finnegan and Millones, the amount represents the U.S. Dollar value of insurance premiums paid by the Company during 2011 with respect to life insurance and accidental death & dismemberment insurance for the benefit of such named executive officer and matching contributions made by the Company to each individual's 401(k) plan for fiscal year 2011. With respect to Mr. Huston, the amount represents the U.S. Dollar value of (a) certain perquisites during 2011 in connection with Mr. Huston's hiring and relocation to the Netherlands, including $71,350 in legal fees associated with the negotiation of Mr. Huston's employment agreement and $10,914 in professional fees associated with tax advice and planning for Mr. Huston, and (b) insurance premiums paid during 2011 with respect to life insurance and accidental death and dismemberment insurance for the benefit of Mr. Huston, and health insurance premiums paid by the Company during 2011.

Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to the named executive officers in 2013. The column "Estimated Possible Payouts under Non-Equity Incentive Plan Awards" shows the "target" cash payouts under the 2013 Bonus Plan at the time the plan was adopted; actual payouts were made in February 2014 based on the Company's attainment of certain performance thresholds and can be found in the Summary Compensation Table in the column entitled "Non-Equity Incentive Plan Compensation" for the 2013 fiscal year.

Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date Grant Approved	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Jeffery H. Boyd	3/4/2013	2/26/2013	—	1,650,000		—	—	11,501	23,002	—		8,000,326
Daniel J. Finnegan	3/4/2013	2/26/2013	—	661,500		—	—	5,750	11,500	—		3,999,815
Darren Huston	3/4/2013	2/26/2013	—	956,974	(4)	—	—	8,625	17,250	—		5,999,723
	11/12/2013	11/5/2013								5,472	(5)	6,000,048
Chris Soder	3/4/2013	2/26/2013	—	598,500		—	—	5,750	11,500	—		3,999,815
Peter J. Millones	3/4/2013	2/26/2013	—	627,000		—	—	5,750	11,500	—		3,999,815

(1)
These columns show the target amount, at the time the 2013 Bonus Plan was adopted, of the payout for each named executive officer under the 2013 Bonus Plan. The actual payments for 2013 for each named executive officer are included in the column entitled "Non-equity Incentive Plan Compensation" of the Summary Compensation Table. The target payouts were performance-driven and therefore completely at risk.  The business measurements and performance goals for determining the payouts are described in the Compensation Discussion and Analysis beginning on page 18.

(2)
These columns show the "Threshold," "Target" and "Maximum" number of shares of Company common stock that could be issued in connection with PSUs granted in 2013 under the Company's 1999 Omnibus Plan. The performance period commenced on January 1, 2013 and ends on December 31, 2015. The performance criteria for determining the number of shares of Company common stock to be issued, if any, in connection with the PSUs are described in the Compensation Discussion and Analysis beginning on page 18.

(3)
Represents the aggregate grant date fair value of PSUs and RSUs, as applicable, granted to the named executive officers, computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the full amount that the Company would expense in its financial statements over the award's vesting schedule. Fair value for the PSUs was calculated using the grant date per share price of $695.62, which was the closing price of the Company's common stock on March 1, 2013, the trading day prior to the March 4, 2013 grant date.  The grant date fair value for the PSUs is based upon the estimated probable number of shares that will be issued at the end of the performance period.  As of December 31, 2013, that number is 2 times the "target" grant amount.  The actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the three-year performance period.  Fair value for the RSUs granted to Mr. Huston was calculated using the grant date per share price of $1,096.50, which was the closing price of the Company's common stock on November 11, 2013, the trading day prior to the November 12, 2013 grant date. For additional information, please refer to Notes 2 and 3 of the Company's Consolidated Financial Statements for the year ended December 31, 2013, included in the Company's Annual Report on Form 10-K.

(4)	The "target" cash payout to Mr. Huston was established in Euros and translated into U.S. Dollars using an average exchange rate for 2013 of 1.33 U.S. Dollars to Euros.

(5)
Represents the number of RSUs granted in 2013 to Mr. Huston under the Company's 1999 Omnibus Plan. The RSUs vest in November 2016, subject to accelerated vesting in certain circumstances, including certain terminations of employment.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

The following table provides information on the holdings of stock option and stock awards by the named executive officers at fiscal year-end 2013, including any unexercised stock option awards, both vested and unvested; unvested RSUs; and/or unvested PSUs with performance and/or service conditions that have not yet been satisfied as of December 31, 2013. The market value of the stock awards is based on the closing per share market price of the Company's common stock on December 31, 2013, which was $1,162.40.

Outstanding Equity Awards at 2013 Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jeffery H. Boyd	—	—			—		—	56,300	(2)	65,443,120

Daniel J. Finnegan	—	—			—		—	23,116	(3)	26,870,038

Darren Huston	—	—			11,097	(1)	12,899,153	26,540	(4)	30,850,096

Chris Soder	—	—			—		—	24,818	(5)	28,848,443

Peter J. Millones	—	—			—		—	23,890	(6)	27,769,736

(1)
Represents the number of shares of Company common stock that will be issued pursuant to RSUs granted to Mr. Huston in connection with (a) his initial employment by Booking.com in 2011, consisting of 5,625 shares that are scheduled to vest in November 2014, and (b) his appointment as President and Chief Executive Officer of the Company effective on January 1, 2014, consisting of 5,472 shares that are scheduled to vest in November 2016.

(2)
Represents the maximum number of shares of Company common stock that may be issued in March following the end of the performance period in connection with PSUs.  Includes 13,934 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and 23,002 shares for which the performance period commenced on January 1, 2013 and ends on December 31, 2015. Includes 19,364 shares for which the performance period commenced on January 1, 2011 and ended on December 31, 2013 and which vested and were issued on March 4, 2014. With respect to the 13,934 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and the 23,002 shares for which the performance period commenced on January 1, 2013 and ends on December 31, 2015, the actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable three-year performance period.

(3)
Represents the maximum number of shares of Company common stock that may be issued in March following the end of the performance period in connection with PSUs.  Includes 5,420 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and 11,500 shares for which the performance period commenced on January 1, 2013 and ends on December 31, 2015. Includes 6,196 shares for which the performance period commenced on January 1, 2011 and ended on December 31, 2013 and which vested and were issued on March 4, 2014. With respect to the 5,420 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and the 11,500 shares for which the performance period commenced on January 1, 2013 and ends on December 31, 2015, the actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable three-year performance period.

(4)
Represents the maximum number of shares of Company common stock that may be issued in March following the end of the performance period in connection with PSUs.  Consists of 9,290 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and 17,250 shares for which the performance period commenced on January 1, 2013 and ends on December 31, 2015. The actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable three-year performance period.

(5)
Represents the maximum number of shares of Company common stock that may be issued in March following the end of the performance period in connection with PSUs. Includes 7,122 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and 11,500 shares for which the performance period commenced on January 1, 2013 and ends on December 31, 2015. Includes 6,196 shares for which the performance period commenced on January 1, 2011 and ended on December 31, 2013 and which vested and were issued on March 4, 2014. With respect to the 7,122 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and the 11,500 shares for which the performance period period commenced on January 1, 2013 and ends on December 31, 2015, the actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable three-year performance period.

(6)
Represents the maximum number of shares of Company common stock that may be issued in March following the end of the performance period in connection with PSUs.  Includes 6,194 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and 11,500 shares for which the performance period commenced on January 1, 2013 and ends on December 31, 2015. Includes 6,196 shares for which the performance period commenced on January 1, 2011 and ended on December 31, 2013 and which vested and were issued on March 4, 2014. With respect to the 6,194 shares for which the performance period commenced on January 1, 2012 and ends on December 31, 2014 and the 11,500 shares for which the performance period commenced on January 1, 2013 and ends on December 31, 2015, the actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable three-year performance period.

Option Exercises and Stock Vested Table
The following table contains information about stock options exercised by the named executive officers and the vesting of stock awards held by the named executive officers in 2013.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jeffery H. Boyd	50,000	33,769,380	37,212	(3)	25,643,310
Daniel J. Finnegan	—	—	10,178	(4)	7,013,802
Darren Huston	—	—	—		—
Chris Soder	—	—	10,178	(5)	7,013,802
Peter J. Millones	—	—	10,178	(6)	7,013,802

(1)	This column represents the number of shares underlying stock options exercised.

(2)
This column reflects the difference between the per share market value of the Company's common stock at each exercise and the per share exercise price of the options exercised, multiplied, in each case, by the number of options exercised.

(3)	Mr. Boyd acquired 37,212 shares with a per share market price of $689.11 in March 2013 upon the vesting of PSUs.

(4)	Mr. Finnegan acquired 10,178 shares with a per share market price of $689.11 in March 2013 upon the vesting of PSUs.

(5)	Mr. Soder acquired 10,178 shares with a per share market price of $689.11 in March 2013 upon the vesting of PSUs.

(6)	Mr. Millones acquired 10,178 shares with a per share market price of $689.11 in March 2013 upon the vesting of PSUs.

Employment Contracts, Termination of Employment and
Change in Control Arrangements

The Company and/or its subsidiaries have employment agreements with each of the named executive officers.  The agreements are of varying duration and generally provide for minimum annual base salaries.  In addition, most of the agreements provide that each executive will be eligible to participate at a level commensurate with his position in the Company's annual bonus and long-term compensation plans generally made available to the Company's senior executives, and to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.  Provided below is a summary of each named executive officer's employment agreement followed by a summary of the material terms of any equity instruments held by such executive outstanding at December 31, 2013 that provide for accelerated vesting (or similar provisions) upon a change in control or termination.

Mr. Boyd

Mr. Boyd resigned as an officer and employee of the Company, effective January 1, 2014. As a result, he is no longer entitled to severance payments whether in connection with a change in control or otherwise pursuant to his employment agreement. However, as Mr. Boyd continues to provide service to the Company as a member of its Board of Directors, equity awards made to him while serving the Company's Chief Executive Officer remain in effect and are subject to accelerated vesting as described below. On November 7, 2013, the Company entered into a transition agreement with Mr. Boyd in connection with his resignation as an officer and employee of the Company, effective January 1, 2014. The transition agreement confirms that Mr. Boyd's resignation was without "Good Reason" (as defined in his employment agreement) and provides that Mr. Boyd would remain eligible for a bonus for his performance during 2013 as the Company's Chief Executive Officer, his equity awards would continue to vest based on his continued service as a member of the Company's Board of Directors pursuant to the terms of the applicable award agreements, and he would be compensated as a non-employee director and Chairman beginning on January 1, 2014 under the transition agreement. Mr. Boyd is not otherwise entitled to any additional benefits.

Employment Agreement

Termination without "Cause" or for "Good Reason" (No "Change in Control").  In the event of a termination of Mr. Boyd's employment by the Company without "Cause" (as defined in the agreement with Mr. Boyd) or by Mr. Boyd for "Good Reason" (as defined in the agreement), in either case other than during the three-year period following a "Change in Control" of the Company (as defined in the agreement), Mr. Boyd would have been entitled to receive, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 24-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for two years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company; and

(4) each outstanding equity grant held by Mr. Boyd would have been deemed to vest on a pro-rata basis based on the time of the applicable restricted period that had elapsed through the date of his termination of employment plus one year, but only to the extent that this would have resulted in a greater number of shares of Company common stock vesting than would otherwise have been the case under the existing terms of the equity grant.

Termination without "Cause" or for "Good Reason" ("Change in Control"). In the event of a termination of Mr. Boyd's employment by the Company without "Cause" or by Mr. Boyd for "Good Reason," in either case during the three-year period following a "Change in Control" of the Company (including any such termination of employment prior to a "Change in Control" at the request of a third party effecting the "Change in Control"), Mr. Boyd would have been entitled to receive, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) a lump sum cash severance payment equal to three times his base salary and target bonus;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for three years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company; and

(4) notwithstanding the terms of the equity awards described below, all outstanding Company equity instruments held by Mr. Boyd would have immediately vested.

Termination as the Result of Death or "Disability." In the event of a termination of Mr. Boyd's employment as the result of his death or "Disability" (as defined in Mr. Boyd's agreement), then Mr. Boyd would have been entitled to receive, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(2) continuation for one year following termination of employment of group health insurance benefits for Mr. Boyd's dependents in the event of Mr. Boyd's death (or for Mr. Boyd, if he is terminated as the result of "Disability") as if Mr. Boyd were an employee of the Company; and

(3) in the event of termination of Mr. Boyd's employment as the result of "Disability," continuation for one year following termination of employment of group life and disability insurance benefits as if Mr. Boyd were an employee of the Company.

Other.  Mr. Boyd's employment agreement includes certain non-compete, non-solicitation and non-disparagement provisions.  In addition, subject to certain limitations, if severance remuneration payable under the agreement were held to constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code and Mr. Boyd became liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company would have made an additional cash gross-up payment to him in an amount such that Mr. Boyd will be in the same after-tax economic position as if such excise tax were not imposed. Mr. Boyd entered into a separate non-competition and non-solicitation agreement with the Company in February 2013 pursuant to which Mr. Boyd is subject to one-year non-competition and non-solicitation obligations following Mr. Boyd's termination of employment with the Company.

Equity Instruments

PSUs.  The PSUs granted to Mr. Boyd in March 2013, 2012 and 2011, respectively, provide for accelerated vesting upon a termination of service without "Cause," a termination of service for "Good Reason," or a termination of service as the result of death or "Disability".  The number of shares to be delivered to Mr. Boyd would depend on the termination event (termination without cause/good reason/death/disability) and when it occurred.

•
Upon a termination of service without "Cause," for "Good Reason," or as the result of death or "Disability" that does not occur coincident with or following a "Change in Control," the PSU performance multiplier would be applied to a pro-rata portion (based on the number of full months that had elapsed since January 1, 2013, January 1, 2012 or January 1, 2011, as applicable, as of the date of his termination of service) of Mr. Boyd's "target" PSU grant and could range from 0 to 2x, depending on the Company's performance through the most recently completed fiscal quarter.

•
If a "Change in Control" occurs prior to January 1, 2016, January 1, 2015 or January 1, 2014, as applicable, and Mr. Boyd's service is terminated without "Cause," for "Good Reason," or as a result of death or "Disability" coincident with or at any time following the effective date of the "Change in Control," the PSU performance multiplier would be applied to a pro-rata portion (based on the number of full months that had elapsed since January 1, 2013, January 1, 2012 or January 1, 2011, as applicable, as of the effective date of the "Change in Control") of Mr. Boyd's "target" PSU grant; the performance multiplier could range from 0 to 2x, depending on the Company's performance through the most recently completed fiscal quarter; and Mr. Boyd would also receive a pro-rata portion of Mr. Boyd's "target" PSU grant (based on the number of full months that had elapsed since the effective date of the "Change in Control" as of the date of his termination).

•
If a "Change in Control" occurs on or after January 1, 2016, January 1, 2015 or January 1, 2014, as applicable, and Mr. Boyd's service is terminated without "Cause," for "Good Reason," or as a result of death or "Disability" coincident with or at any time following the effective date of the "Change in Control," the PSU performance multiplier would be applied to Mr. Boyd's "target" PSU grant and could range from 0 to 2x, depending on the Company's performance through the 12th fiscal quarter completed since January 1, 2013, January 1, 2012 or January 1, 2011, as applicable.

Mr. Finnegan

Employment Agreement

Termination without "Cause" or for "Good Reason."  In the event of a termination of Mr. Finnegan's employment by the Company without "Cause" (as defined in the agreement with Mr. Finnegan) or by Mr. Finnegan for "Good Reason" (as defined in the agreement), Mr. Finnegan will be entitled to receive, among other things, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

                (1) one times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment;

                (2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs; and

                (3) continuation for one year following termination of employment of group health, life and disability insurance benefits as if he were an employee of the Company.

Other.  Mr. Finnegan entered into a separate non-competition and non-solicitation agreement with the Company in February 2013 pursuant to which Mr. Finnegan is subject to one-year non-competition and non-solicitation obligations following Mr. Finnegan's termination of employment with the Company.

Equity Instruments

PSUs.  The PSUs granted to Mr. Finnegan in March 2013, March 2012 and March 2011, respectively, would be treated in the same fashion as the PSUs held by Mr. Boyd described above under "Mr. Boyd - Equity Instruments."

Mr. Huston

During 2013, Mr. Huston served as Chief Executive Officer or the Company's Booking.com brand. Effective, January 1, 2014, Mr. Huston became the Company's President and Chief Executive Officer and was appointed to the Company's Board of Directors. He also continues to serve as Booking.com's Chief Executive Officer. Mr. Huston and Booking.com entered into an employment agreement dated September 26, 2011 in connection with Mr. Huston's hiring and becoming Booking.com's Chief Executive Officer. This employment agreement was in effect on December 31, 2013 and governed any severance and/or change in control arrangements with Mr. Huston until that date. On November 7, 2013, the Company, Booking.com and Mr. Huston amended and restated his employment agreement effective January 1, 2014 in connection with his appointment as the Company's President and Chief Executive Officer and as a member of the Company's Board of Directors.

2011 Employment Agreement

The employment agreement between Mr. Huston and Booking.com, which was entered into effective September 26, 2011, does not have a fixed term and is terminable at will by either party upon due observance of the statutory notice period in the Netherlands, which is currently one month for an employment relationship of less than five years. The agreement automatically terminates upon Mr. Huston reaching the pensionable age under an applicable pension agreement or under the General Old Age Pensions Act in the Netherlands (which is generally age 65).

Termination without "Cause" Or "Good Reason."  In the event of a termination of Mr. Huston's employment by Booking.com without "Cause" (as defined in the agreement with Mr. Huston) or by Mr. Huston for "Good Reason" (as defined in the agreement), Mr. Huston will be entitled to receive, among other things, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment; and

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for up to eighteen months following termination of employment of group health, life and disability insurance benefits as if Mr. Huston were an employee of Booking.com;

(4) the cost of reasonable relocation expenses to North America, in an amount not to exceed EUR 200,000; and

(5) a pro-rata portion of the PSU award granted in March 2012 will immediately vest, but only to the extent that this would result in a greater number of shares of Company common stock vesting than would otherwise apply under the existing terms of the equity grant.

Because Mr. Huston's employment agreement is governed by Dutch law and under Dutch law a court has discretion to award severance to an employee depending on the facts and circumstances of the termination of the employee (e.g., the reason for the termination), if a court awards Mr. Huston any compensation upon his termination, then the amount of such award shall be deducted from the amounts described above.

Termination as the Result of Death.  In the event of a termination of Mr. Huston's employment as the result of his death, Mr. Huston will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs, continuation for twelve months following his death of group health, life and disability insurance benefits for his dependents as if he were an employee of the Company, and the cost of reasonable relocation expenses for his immediate family to North America, in an amount not to exceed EUR 200,000.

Illness or Other Incapacity to Work.  Should Mr. Huston become unable to perform work due to illness or other medical incapacity, Mr. Huston will be entitled to continued payment of 100% of his most recent gross base salary for the first six months of illness or incapacity, commencing on the first day of illness or incapacity, 85% for the second sixth months of illness or incapacity, and 70% for the second year of illness or incapacity.  Such payments will be reduced by financial benefits that Mr. Huston may receive under any contractual or statutory insurance and any other income earned by Mr. Huston.

Other.  The employment agreement with Mr. Huston includes certain confidentiality, non-competition, and non-solicitation provisions. In addition, subject to certain limitations, if severance remuneration payable under the employment agreement is held to constitute a "parachute payment" under Section 280G of the Internal Revenue Code, the Company will reduce the amount of such payment to the extent necessary so that no portion of the payment, so reduced, would constitute a "parachute payment." Mr. Huston also entered into a separate non-competition and non-solicitation agreement with the Company in February 2013 pursuant to which Mr. Huston is subject to one-year non-competition and non-solicitation obligations following Mr. Huston's termination of employment with Booking.com.

Amended and Restated Employment Agreement

The amended and restated employment agreement between Mr. Huston, the Company and Booking.com, which was entered into on November 7, 2013 and which became effective on January 1, 2014, does not have a fixed term and is terminable at will by either party upon due observance of the statutory notice period in the Netherlands, which is currently one month for an employment relationship of less than five years. The agreement automatically terminates upon Mr. Huston reaching the pensionable age under an applicable pension agreement or under the General Old Age Pensions Act in the Netherlands (which is generally age 65).

Termination without "Cause" Or "Good Reason."  In the event of a termination of Mr. Huston's employment without "Cause" (as defined in the agreement) or by Mr. Huston for "Good Reason" (as defined in the agreement), Mr. Huston will be entitled to receive, among other things, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment; and

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for twenty-four months following termination of employment of group health, life and disability insurance benefits as if Mr. Huston were an employee of Booking.com;

(4) if Mr. Huston is resident in the Netherlands at the time of termination, the cost of reasonable relocation expenses to North America;

(5) a pro-rata portion of the PSU award granted in March 2012 will immediately vest, but only to the extent that this would result in a greater number of shares of Company common stock vesting than would otherwise apply under the existing terms of the equity grant; and

(6) a pro-rata portion of any future PSU or other restricted stock (including RSU) award granted after January 1, 2014 will vest, provided that with respect to any such PSU award, the pro-rata portion shall be determined based on any applicable performance multiplier under the applicable award agreement as of the last fiscal quarter for which the Company's financial results have been publicly reported.

If Mr. Huston's employment is terminated without "Cause" or by Mr. Huston for "Good Reason" on or within three years after the consummation of a "Change in Control" (as defined in the agreement), instead of the above severance compensation and benefits, Mr. Huston will be entitled to the following severance compensation and benefits:

(1) three times the sum of his base salary and target bonus, if any, for the year in which such termination occurs, payable in a lump sum;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for up to thirty-six months following termination of employment of group health, life and disability insurance benefits as if Mr. Huston were an employee;

(4) if Mr. Huston is resident in the Netherlands at the time of termination, the cost of reasonable relocation expenses to North America;

(5)  a pro-rata portion of the PSU award granted in March 2012 will immediately vest, but only to the extent that this would result in a greater number of shares of Company common stock vesting than would otherwise apply under the existing terms of the equity grant; and

(6) a pro-rata portion of any future PSU or other restricted stock (including RSU) award granted after January 1, 2014 will vest, provided that with respect to any such PSU award, the pro-rata portion shall be determined based on any applicable performance multiplier under the applicable award agreement as of the last fiscal quarter for which the Company's financial results have been publicly reported.

Because Mr. Huston's employment agreement is governed by Dutch law so long as Mr. Huston resides in the Netherlands, and under Dutch law a court has discretion to award severance to an employee depending on the facts and circumstances of the termination of the employee (e.g., the reason for the termination), if a court awards Mr. Huston any compensation upon his termination, then the amount of such award shall be deducted from the amounts described above.

Termination as the Result of Death.  In the event of a termination of Mr. Huston's employment as the result of his death, Mr. Huston's heirs will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs, continuation for twelve months following his death of group health insurance benefits for his dependents as if he were an employee of the Company, and, if Mr. Huston resided in the Netherlands at the time of his death, the cost of reasonable relocation expenses for his immediate family to North America.

Illness or Other Incapacity to Work.  Should Mr. Huston become unable to perform work due to illness or other medical incapacity while residing in the Netherlands, Mr. Huston will be entitled to continued payment of 100% of his most recent gross base salary for the first six months of illness or incapacity, commencing on the first day of illness or incapacity, 85% for the second sixth months of illness or incapacity, and 70% for the second year of illness or incapacity.  Such payments will be reduced by financial benefits that Mr. Huston may receive under any contractual or statutory insurance and any other income earned by Mr. Huston.

Other.  The employment agreement with Mr. Huston includes certain confidentiality, non-competition, and non-solicitation provisions. In addition, subject to certain limitations, if severance remuneration payable under the employment agreement is held to constitute a "parachute payment" under Section 280G of the Internal Revenue Code, the Company will reduce the amount of such payment to the extent necessary so that no portion of the payment, so reduced, would constitute a "parachute payment." Mr. Huston also entered into a separate non-competition and non-solicitation agreement with the Company in February 2013 pursuant to which Mr. Huston is subject to one-year non-competition and non-solicitation obligations following Mr. Huston's termination of employment with Booking.com.

Equity Instruments

PSUs. The PSUs granted to Mr. Huston in March 2012 and March 2013 would be treated in the same fashion as the PSUs held by Mr. Boyd described above under "Mr. Boyd - Equity Instruments".

2011 Restricted Stock Units. The RSUs granted to Mr. Huston in November 2011 provide for accelerated vesting upon a termination without "Cause," a termination for "Good Reason," or a termination as the result of death or "Disability."  If a termination without "Cause," for "Good Reason," or as the result of death or "Disability" occurs prior to a "Change in Control," Mr. Huston will receive a pro-rata portion of the RSUs as of the date of termination.  If a "Change in Control" occurs prior to November 14, 2014, and Mr. Huston is terminated without "Cause," for "Good Reason," or as a result of death or "Disability" coincident with or at any time following the effective date of the "Change in Control," the RSUs will immediately vest in full.

2013 Restricted Stock Units. The RSUs granted to Mr. Huston in November 2013 provide for accelerated vesting upon a termination without "Cause," a termination for "Good Reason," or a termination as a result of death or "Disability." If a termination without "Cause," for "Good Reason," or as the result of death or "Disability" occurs prior to a "Change in Control," Mr. Huston will receive a pro-rata portion of the RSUs as of the date of termination.

Mr. Soder

Employment Agreement

Termination without "Cause" or for "Good Reason."  In the event of a termination of Mr. Soder's employment by the Company without "Cause" (as defined in the agreement with Mr. Soder) or by Mr. Soder for "Good Reason" (as defined in the agreement), then Mr. Soder will be entitled to receive, among other things, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs; and

(3) continuation for one year following termination of employment of group health, life and disability insurance benefits as if he were an employee of the Company; provided that if such termination is after a "Change of Control" (as the term is defined in such agreement) the period of benefit continuation will be twenty-four months.

Termination as a Result of Death or "Disability." In the event of a termination of Mr. Soder's employment as a result of death or "Disability" (as defined in such agreement), Mr. Soder will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(2) in the event of termination as a result of death, continuation for one year following termination of employment of group health insurance benefits for Mr. Soder's dependents as if he were an employee of the Company; and

(3) in the event of termination as a result of "Disability," continuation for one year following termination of employment of group health, life and disability insurance benefits, as if he were an employee of the Company.

Other.  Subject to certain limitations, if severance remuneration payable under the agreement with Mr. Soder is held to constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code and such executive becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to Mr. Soder in an amount such that Mr. Soder will be in the same after-tax economic position as if such excise tax were not imposed. Mr. Soder entered into a separate non-competition and non-solicitation agreement with the Company in February 2013 pursuant to which Mr. Soder is subject to one-year non-competition and non-solicitation obligations following Mr. Soder's termination of employment with the Company.

Equity Instruments

PSUs.  The PSUs granted to Mr. Soder in March 2013, March 2012 and March 2011, respectively, would be treated in the same fashion as the PSUs held by Mr. Boyd described above under "Mr. Boyd - Equity Instruments."

Mr. Millones

Employment Agreement

Termination without "Cause" or for "Good Reason."  In the event of a termination of Mr. Millones' employment by the Company without "Cause" (as defined in the agreement with Mr. Millones) or by Mr. Millones for "Good Reason" (as defined in the agreement), then Mr. Millones will be entitled to receive, among other things, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs; and

(3) continuation for one year following termination of employment of group health, life and disability insurance benefits as if he were an employee of the Company.

Termination as a Result of Death or "Disability." In the event of a termination of Mr. Millones' employment as a result of death or "Disability" (as defined in such agreement), Mr. Millones will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(2) in the event of termination as a result of death, continuation for one year following termination of employment of group health insurance benefits for Mr. Millones' dependents as if he were an employee of the Company; and

(3) in the event of termination as a result of "Disability," continuation for one year following termination of employment of group health, life and disability insurance benefits, as if he were an employee of the Company.

Other.  Mr. Millones entered into a separate non-competition and non-solicitation agreement with the Company in February 2013 pursuant to which Mr. Millones is subject to one-year non-competition and non-solicitation obligations following Mr. Millones' termination of employment with the Company.

Equity Instruments

PSUs.  The PSUs granted to Mr. Millones in March 2013, March 2012 and March 2011, respectively, would be treated in the same fashion as the PSUs held by Mr. Boyd described above under "Mr. Boyd - Equity Instruments."

Potential Payments Upon a Change in Control and/or Termination

The following tables estimate the payments required to be made to each named executive officer in connection with (a) a termination of his employment upon specified events or (b) a change in control assuming a $1,162.40 per share price for the Company's common stock (the closing market price on December 31, 2013). The amounts shown also assume that the termination or change in control was effective December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives. Therefore, amounts shown do not reflect, for instance, any changes to base salaries or bonus targets effective in 2014, changes in the cost of health benefit plans, equity grants made in 2014 or equity that vested subsequent to December 31, 2013. In addition, amounts shown reflect incremental amounts due to the named executive officer upon the specified event, and do not include amounts that were vested as of December 31, 2013. The actual amounts paid can only be determined at the time of the termination of the executive's employment or a change in control. The terms "Cause," "Good Reason," and "Disability" have the meanings in the individual employment agreements or equity instruments described above. In the event of voluntary resignation or retirement where the person's last date of employment was December 31, 2013, the named executive officer would only receive his accrued but unpaid salary through the termination date of employment. Mr. Boyd resigned as an employee and officer of the Company effective January 1, 2014, and so his last date of employment with the Company was December 31, 2013. As a result, notwithstanding the information below, Mr. Boyd did not receive any severance payments or benefits (including accelerated vesting of any equity awards) in connection with his resignation. See Employment Contracts, Termination of Employment and Change in Control Arrangements above for more information.

Mr. Boyd

Executive Benefits and Payments Upon Separation or Change in Control	Termination without "Cause" (non-Change in Control) ($)	Termination for "Good Reason" (non-Change in Control) ($)	Termination without "Cause" or for "Good Reason" (Change in Control) ($)	No Termination (Change in Control) ($)	Death or Disability ($)
Severance:
Base Salary and Target Bonus	4,400,000	4,400,000	6,600,000	—	—
Pro Rated Bonus	1,650,000	1,650,000	1,650,000	—	1,650,000
Equity and Benefits:
Performance Share Units	55,639,783	55,639,783	64,552,292	—	36,245,900
Restricted Stock Units	—	—	—	—	—
Stock Options	—	—	—	—	—
Health & Welfare(1)	35,128	35,128	52,692	—	18,032
Tax Gross-Up	—	—	—	—	—
Total:	61,724,911	61,724,911	72,854,984	—	37,913,932

(1)	Benefit amounts are based on 2013 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Mr. Finnegan

Executive Benefits and Payments Upon Separation or Change in Control	Termination without "Cause" (non-Change in Control) ($)	Termination for "Good Reason" (non-Change in Control) ($)	Termination without "Cause" or for "Good Reason" (Change in Control) ($)	No Termination (Change in Control) ($)	Death or Disability ($)
Severance:
Base Salary and Target Bonus	976,500	976,500	976,500	—	—
Pro Rated Bonus	661,500	661,500	661,500	—	—
Equity and Benefits:
Performance Share Units	15,627,228	15,627,228	15,627,228	—	15,627,228
Restricted Stock Units	—	—	—	—	—
Stock Options	—	—	—	—	—
Health & Welfare(1)	17,506	17,506	17,506	—	—
Tax Gross-Up	—	—	—	—	—
Total:	17,282,734	17,282,734	17,282,734	—	15,627,228

(1)	Benefit amounts are based on 2013 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Mr. Huston

Executive Benefits and Payments Upon Separation or Change in Control(1)	Termination without "Cause" (non-Change in Control) ($)	Termination for "Good Reason" (non-Change in Control) ($)	Termination without "Cause" or for "Good Reason" (Change in Control) ($)	No Termination (Change in Control) ($)	Death or Disability ($)
Severance:
Base Salary and Target Bonus	2,870,921	2,870,921	2,870,921	—	—
Pro Rated Bonus	956,974	956,974	956,974	—	956,974
Equity and Benefits:
Performance Share Units	13,486,978	13,486,978	13,486,978	—	13,468,978
Restricted Stock Units	4,717,310	4,717,310	6,715,185	—	4,717,310
Stock Options	—	—	—	—	—
Health & Welfare(2)	33,539	33,539	33,539	—	22,359
Tax Gross-Up	—	—	—	—	—
Relocation	265,826	265,826	265,826	—	265,826
Total:	22,331,548	22,331,548	24,329,423	—	19,431,447

(1)	Mr. Huston's compensation is translated into U.S. Dollars using the average exchange rate in effect during 2013, which was 1.33 U.S. Dollars to Euros.

(2)	Benefit amounts are based on 2013 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Mr. Soder

Executive Benefits and Payments Upon Separation or Change in Control	Termination without "Cause" (non-Change in Control) ($)	Termination for "Good Reason" (non-Change in Control) ($)	Termination without "Cause" or for "Good Reason" (Change in Control) ($)	No Termination (Change in Control) ($)	Death or Disability ($)
Severance:
Base Salary and Target Bonus	2,088,000	2,088,000	2,088,000	—	—
Pro Rated Bonus	684,000	684,000	684,000	—	684,000
Equity and Benefits:
Performance Share Units	16,873,623	16,873,623	16,873,623	—	16,873,623
Restricted Stock Units	—	—	—	—	—
Stock Options	—	—	—	—	—
Health & Welfare(1)	17,564	17,564	35,128	—	—
Tax Gross-Up	—	—	7,154,952	—	—
Total:	19,663,187	19,663,187	26,835,703	—	17,557,623

(1)	Benefit amounts are based on 2013 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Mr. Millones

Executive Benefits and Payments Upon Separation or Change in Control	Termination without "Cause" (non-Change in Control) ($)	Termination for "Good Reason" (non-Change in Control) ($)	Termination without "Cause" or for "Good Reason" (Change in Control) ($)	No Termination (Change in Control) ($)	Death or Disability ($)
Severance:
Base Salary and Target Bonus	1,914,000	1,914,000	1,914,000	—	—
Pro Rated Bonus	627,000	627,000	627,000	—	627,000
Equity and Benefits:
Performance Share Units	16,194,038	16,194,038	16,194,038	—	16,194,038
Restricted Stock Units	—	—	—	—	—
Stock Options	—	—	—	—	—
Health & Welfare(1)	17,525	17,525	35,050	—	17,954
Tax Gross-Up	—	—	7,027,998	—	—
Total:	18,752,563	18,752,563	25,798,086	—	16,838,992

(1)	Benefit amounts are based on 2013 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Note to the Potential Payments Upon a Change in Control and/or Termination Tables Above. Under applicable SEC rules, the Company is required to estimate the potential payments to each of the named executive officers upon termination or change in control assuming the event occurred on December 31, 2013, the last day of the Company's most recently-completed fiscal year. However, the payments to named executive officers could differ, in some instances materially, if the triggering event were to occur on or after January 1, 2014.

Equity Compensation Plan Information

The Company has one primary equity compensation plan: the 1999 Omnibus Plan, as amended (the "Plan"). In addition, in connection with the Company's acquisition of KAYAK Software Corporation in May 2013, the Company assumed the KAYAK Software Corporation 2012 Equity Incentive Plan (the "2012 KAYAK Plan"), the KAYAK Software Corporation 2005 Equity Incentive Plan (the "2005 KAYAK Plan") and the KAYAK Software Corporation 2004 Stock Incentive Plan (the "2004 KAYAK Plan" and collectively with the 2012 KAYAK Plan and the 2005 KAYAK Plan, the "KAYAK Plans"). The Company may continue to grant equity awards under the 2012 KAYAK Plan to KAYAK employees and, subject to certain limitations, other employees of the Company and its other subsidiaries. The 2012 KAYAK Plan has terms that are substantially similar to those of the Plan. Under the terms of the Plan and the 2012 KAYAK Plan, the Compensation Committee of the Board of Directors is granted broad authority to, among other things, grant equity awards and determine the terms, conditions and restrictions relating to those equity awards.

The table below presents information as of December 31, 2013 regarding the Plan and the KAYAK Plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by security holders
1999 Omnibus Plan	9,000	$22.55	2,807,340
Equity Compensation plans not approved by security holders
2004 KAYAK Plan(3)	1,446	$17.75	—
2005 KAYAK Plan(3)	118,272	$311.65	—
2012 KAYAK Plan	13,904	$616.91	31,946
Total:	142,622	$242.22	2,839,286

(1)
Excludes an aggregate of 615,512 unvested RSUs and unvested PSUs outstanding at December 31, 2013.  With respect to PSUs, this table assumes that the maximum number of shares underlying the PSUs will be issued at the end of the relevant performance periods. As of December 31, 2013, the actual number of shares to be issued, if any, had not been determined and will be determined based on the relevant performance criteria over the applicable performance periods.

(2)	The weighted-average exercise price does not apply to PSUs or RSUs because there is no exercise price associated with such awards.

(3)	No further grants may be made under either the 2004 KAYAK Plan or the 2005 KAYAK Plan, although the stock options shown in the table were outstanding as of December 31, 2013.

2013 Non-Employee Director Compensation and Benefits

Directors who are also employees of the Company receive no additional compensation for serving on the Board of Directors.

Non-Employee Director Compensation Program. In consultation with Mercer, the Compensation Committee's outside compensation consultant, the Compensation Committee and the Board have approved the compensation program for the non-employee members of the Board. Non-employee directors receive an annual cash retainer of $50,000 and an annual restricted stock unit award representing shares of common stock valued at approximately $250,000 on the date of grant (in 2013, this resulted in RSUs representing 359 shares of common stock being granted to each non-employee director). The RSUs vest on the day after the one-year anniversary of the date of grant; the vesting of the RSUs will accelerate upon a change in control of the Company or if the director's service on the Board terminates as a result of the director's death or disability.

In addition, members of the Audit Committee and members of the Compensation Committee receive an additional $15,000 annual cash retainer for each such committee on which they serve, and members of the Nominating and Corporate Governance Committee receive an additional $5,000 annual cash retainer. Further, the chairperson of the Audit Committee receives an additional cash retainer of $20,000, and the chairperson of the Compensation Committee and the chairperson of the Nominating and Corporate Governance Committee each receives an additional $10,000 annual cash retainer.

Mr. Guyette served as the Lead Independent Director in 2013. The Lead Independent Director receives an additional annual cash retainer of $25,000. In 2013, Mr. Boyd served as the Chairman of the Board. As an executive officer of the Company during 2013, Mr. Boyd did not receive additional compensation for his service as Chairman of the Board or as a member of the Board of Directors. Beginning in 2014, Mr. Boyd, as Chairman of the Board, will receive an additional annual cash retainer of $25,000 and an additional annual restricted stock unit award representing shares of common stock valued at approximately $110,000 on the date of grant. Additional compensation, if any, for service on temporary or special Board committees will be determined when and if such committees are formed.

The Company reimburses non-employee directors for all travel and other expenses incurred in connection with attending Board and committee meetings. The Company's Stock Ownership Guidelines require that each non-employee director own shares of the Company's common stock in an amount equal to or exceeding the lesser of 2,500 shares or shares valued at $350,000.

The following table shows compensation earned during 2013 by all non-employee directors serving at any time during fiscal 2013.

Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)
Tim Armstrong	65,000	249,728	—	—	314,728
Ralph M. Bahna (4)	27,500	249,728	—	—	277,228
Howard W. Barker, Jr.	90,000	249,728	—	—	339,728
Jan L. Docter	50,000	249,728	—	—	299,728
Jeffrey E. Epstein	80,000	249,728	—	—	329,728
James M. Guyette	110,000	249,728	—	—	359,728
Nancy B. Peretsman	50,000	249,728	—	—	299,728
Thomas E. Rothman	55,000	249,728	—	—	304,728
Craig W. Rydin	90,000	249,728	—	—	339,728

(1)	This column reports the amount of cash compensation earned in 2013 for Board and committee service.

(2)
This column represents the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. For additional information, please refer to Notes 2 and 3 of the Company's Consolidated Financial Statements for the year ended December 31, 2013, included in the Company's Annual Report on Form 10-K.  These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the non-employee directors.

(3)
As of December 31, 2013, the Company's non-employee directors (excluding Mr. Bahna, who was not a director on December 31, 2013 and who did not have any outstanding equity awards at that date) had the following outstanding equity awards:

•	Tim Armstrong: RSUs for 359 shares;

•	Howard W. Barker, Jr.: RSUs for 3,647 shares (including deferred RSUs for 3,171 shares);

•	Jan L. Docter: RSUs for 476 shares;

•	Jeffrey E. Epstein: options to purchase 6,000 shares and RSUs for 3,647 shares (including deferred RSUs for 3,171 shares);

•	James M. Guyette: RSUs for 476 shares;

•	Nancy B. Peretsman: RSUs for 1,339 shares (including deferred RSUs for 863 shares);

•	Tom Rothman: RSUs for 359 shares; and

•	Craig W. Rydin: RSUs for 1,688 shares (including deferred RSUs for 1,212 shares).

(4)	Mr. Bahna retired from the Board of Directors effective as of the 2013 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is currently comprised of four non-employee, independent directors: Messrs. Armstrong, Epstein, Guyette and Rydin. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or had any related person transaction required to be disclosed in which the Company was a participant during the last fiscal year.  In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of the Company's directors serves as an executive officer.

Certain Relationships and Related Transactions

Review and Approval or Ratification of Related Person Transactions

The Audit Committee of the Board of Directors, pursuant to a written policy, reviews all relationships and transactions in which the Company participates and in which any related person has a direct or indirect material interest and the transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year. The Company's legal staff is primarily responsible for gathering information from the directors and executive officers. Related person transactions are generally identified in:

•	questionnaires annually distributed to the Company's directors and executive officers;

•	certifications submitted annually by the Company's executive officers and directors related to their compliance with the Company's Code of Conduct; and

•	communications made directly by the related person to the General Counsel.

As required under SEC rules, transactions in which the Company participates and in which any related person has a director or indirect material interest and the amount involved exceeds $120,000 are disclosed in the Company's proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee will consider:

•	the nature of the related person's interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting that considers the transaction. This process is included in the Company's Corporate Governance Principles, which is available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors."

PROPOSAL 2

Ratification of Selection of
Independent Registered Public Accounting Firm

    The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company's financial statements. The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. The Audit Committee is responsible for the audit fee negotiations associated with the Company's retention of Deloitte & Touch LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the audit firm's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of Deloitte & Touche LLP's new lead engagement partner. The Company is submitting the Audit Committee's selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since July 1997. The Company expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company's By-Laws do not require that the stockholders ratify the selection of the Company's independent registered public accounting firm. However, the Company is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. Although the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company's independent external auditor is in the best interests of the Company and its stockholders, if the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

With respect to Proposal 2, the ratification of the selection of Deloitte & Touche LLP to act as the Company's independent auditors requires approval by a majority of the total number of shares present and entitled to vote on the matter. With respect to Proposal 2, abstentions will have the same effect as a vote against the matter.

The Board of Directors recommends a vote FOR Proposal 2.

Report of the Audit Committee of the Board of Directors

The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Company's consolidated financial statements, the Company's system of internal controls and the qualifications, independence and performance of the Company's independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent registered public accounting firm. The specific duties and responsibilities of the Audit Committee are described in the charter of the Audit Committee, which is available on the Company's corporate website (www.pricelinegroup.com) under the tab "For Investors." The Board has determined that each member of the Audit Committee is an independent director based on The NASDAQ Stock Market's listing rules and that each member of the Audit Committee also satisfies the SEC's additional independence requirements for members of audit committees. In addition, the Company's Board of Directors has determined that each of Howard W. Barker, Jr. and Jeffrey E. Epstein is an "audit committee financial expert," as defined by SEC rules.

Management is responsible for the financial reporting process, including the Company's system of internal controls, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of internal and external audits, whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the Company's system of internal control.

The Audit Committee met eight times in 2013.

Review and Discussions with Management

The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2013 with the Company's management.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the matters required to be discussed by applicable PCAOB standards, which include, among other items, matters related to the conduct of the audit of the Company's financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526 ("Communication With Audit Committees Concerning Independence") and has discussed with Deloitte & Touche LLP its independence with respect to the Company. In addition, the Audit Committee has considered whether Deloitte & Touche LLP's provision of non-audit services is compatible with maintaining its independence. The Audit Committee's meetings include, whenever appropriate, executive sessions with Deloitte & Touche LLP without the presence of the Company's management.

Conclusion

Based on the review and discussions referred to above, and the Audit Committee's review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements and management's assessment of internal control over financial reporting be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Howard W. Barker, Jr., Chairman
Jeffrey E. Epstein
Craig W. Rydin

Auditor Independence

Deloitte & Touche LLP is the Company's independent registered public accounting firm. The aggregate fees billed for professional services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte") in 2013 and 2012 were as follows:

Audit Fees. The aggregate fees billed for professional services rendered by Deloitte for the audit of the Company's consolidated financial statements included in Form 10-K, review of financial statements included in Form 10-Qs, audit of management's assessment of internal controls, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were approximately $3.4 million for the year ended December 31, 2013 and approximately $2.0 million for the year ended December 31, 2012.

Audit Related Fees. The aggregate fees billed for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees" above were approximately $137,000 for the year ended December 31, 2013 and approximately $489,000 for the year ended December 31, 2012. Audit related services included services for matters such as audits of employee benefit plans, debt offerings, equity offerings, acquisitions and other domestic services.

Tax Fees. The aggregate fees billed for professional services rendered by Deloitte for tax compliance, tax advice and tax planning were approximately $76,000 for the year ended December 31, 2013 and approximately $217,000 for the year ended December 31, 2012. Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

All Other Fees. The aggregate fees billed for other services rendered by Deloitte were approximately $2,000 for the year ended December 31, 2013, and relate to a license for an online accounting research tool. There were no fees billed by Deloitte for other services rendered during the year ended December 31, 2012.

Pre-Approval Policies and Procedures. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte. All audit related services, tax services and other services must be pre-approved by the Audit Committee or the Chair of the Audit Committee. In accordance with the Company's policy and applicable SEC rules and regulations, the Audit Committee or its chairperson pre-approves services provided to the Company by Deloitte ("Auditor Services"). Pre-approval is detailed as to the particular service or category of services. If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, the Audit Committee chairperson is authorized to approve such services, provided that they are consistent with the Company's policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting. Deloitte and management periodically report to the Audit Committee regarding the extent of the Auditor Services provided by Deloitte in accordance with this pre-approval, and the fees for the Auditor Services performed to date. All audit related services, tax services and other services described above were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

PROPOSAL 3

Advisory Vote to Approve Executive Compensation

At the Company's 2013 annual meeting of stockholders, more than 97% of the shares voted were cast in support of the Company's executive compensation program, which has remained substantially unchanged. In addition, at the 2011 annual meeting of stockholders the Company's stockholders supported an annual frequency for this advisory vote. In light of the voting results, and consistent with the Board's prior recommendation to the Company's stockholders, the Board has determined that, until the next required stockholder vote on frequency of future advisory votes on the Company's executive compensation or until the Board of Directors determines that such vote will be conducted at a different frequency, the Company will seek advisory approval of its executive compensation on an annual basis. This non-binding advisory vote is being provided as required pursuant to Section 14A of the Exchange Act and applicable SEC rules. Accordingly, the Board is submitting this non-binding stockholder vote to approve the Company's executive compensation for 2013 as described in this proxy statement (commonly referred to as "say-on-pay").

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

This non-binding advisory vote on executive compensation will be considered approved by the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter. With respect to Proposal 3, abstentions are considered present and entitled to vote on the matter and therefore have the same effect as votes against the matter, and broker non-votes are not considered entitled to vote on the matter and therefore have no effect on the outcome of the vote. Although this vote is non-binding, the Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

As described in detail under Compensation Discussion and Analysis, the Company's compensation program is designed to attract, motivate and retain highly talented individuals at all levels of the global organization and incentivize decision making and management focus that is designed to enhance long-term stockholder value. The Company believes that its compensation program, with its balance of short-term incentives (including performance based cash bonus awards) and long-term incentives (including performance based equity awards that vest after three years), and share ownership guidelines reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL 4

Stockholder Proposal Concerning Stockholder Action by Written Consent

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of not less than 10 shares of the Company’s common stock, has given notice that he intends to present the following proposal at the Annual Meeting:

Proposal 4 - Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal empowers shareholders by giving shareholders the ability to effect change without being forced to wait until the next annual meeting.

This proposal should also be more favorably evaluated due to our company’s clear improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated Priceline D in executive pay - $65 million for Jeffery Boyd. Priceline could give long-term incentive pay to Mr. Boyd for below-median performance and there was the potential for excessive golden parachutes. Unvested equity pay would not lapse upon CEO termination. GMI rated Priceline D for accounting. There were forensic accounting ratios related to revenue recognition that had extreme values either relative to industry peers or to our company’s own history. GMI also expressed concern with related party transactions at Priceline.

GMI said other limits on shareholder rights included:

•	Our board’s unilateral ability to amend our company’s bylaws without shareholder approval

•	Lack of fair price provisions to help insure that all shareholders are treated fairly

•	Limits on the right of shareholders to convene a special shareholder meeting

•	The absence of cumulative voting rights

Priceline had been flagged for its failure to establish specific environmental impact reduction targets, a critical practice for any company operating in a high environmental impact industry that is committed to its own long-term sustainability.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent - Proposal 4

___________________________________

Board of Directors Statement in Opposition to Proposal 4.

The Board of Directors Recommends a Vote AGAINST this Proposal 4.

First in 2011 and then again in 2012, the proponent submitted substantially similar proposals that were rejected by the Company’s stockholders. In both cases the Board of Directors carefully considered the proposals and whether any actual or perceived benefits of permitting stockholder action by written consent in lieu of a meeting outweighed the significant dangers and potentially serious negative consequences to both the Company and its stockholders associated with stockholder action by written consent. In both cases, the Board of Directors recommended stockholders vote against the proposal and our stockholders agreed. The Board of Directors has carefully reviewed and considered this Proposal 4, again weighing any potential benefits against the significant dangers and potentially serious negative consequences to both the Company and its stockholders associated with stockholder action by written consent, as well as, among other things, the Company’s overall corporate governance practices and specific circumstances, the ability of the Company’s stockholders to act at annual meetings and to call special meetings of stockholders, and the recent and consistent votes of the Company’s stockholders on this issue in 2011 and 2012.

After due consideration, the Board of Directors continues to believe that this Proposal to permit stockholder action by written consent is not in the best interests of the Company or its stockholders. Permitting stockholders to act by written consent is not necessary to protect stockholder interests given our numerous corporate governance practices already in place, and may instead harm stockholder interests by compromising stockholder democracy, circumventing advantages provided by stockholder meetings and creating confusion and wasting Company resources.

As amply demonstrated by the Company’s corporate governance structure and practice, the Board of Directors believes in and is committed to good corporate governance and in providing stockholders with meaningful access to the Company. The Company has adopted a number of sound corporate governance practices that are designed to ensure that the Company remains transparent and accountable to its stockholders, several of which are summarized below:

Annual Meetings. At each annual meeting of stockholders, stockholders have the ability to vote on important matters that are presented at the meeting, including the annual election of all of the Company’s directors.

Special Meetings. If important matters arise between annual meetings of stockholders, the Company’s certificate of incorporation provides that the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Board of Directors or stockholders holding at least twenty-five percent (25%) of the Company’s shares may call a special meeting of stockholders. If properly called, a special meeting of stockholders would provide all stockholders an opportunity to debate and vote on matters outside the annual meeting cycle. This twenty-five percent (25%) threshold for stockholders to call a special meeting was approved by the Company’s stockholders at the 2009 annual meeting and is less than the percentage that would be required to effect action by written consent under this Proposal 4.

No Supermajority Voting Provisions. The Company’s certificate of incorporation and By-Laws contain no supermajority voting provisions.

No Classified Board. The Company does not have a classified board of directors. All directors are elected by the stockholders each year.

Majority Vote Standard. The Company has a majority vote standard in uncontested elections of directors, which means that directors will only continue to serve if they receive the support of a majority of shares cast.

Director Nominees. Stockholders have the ability to recommend to the Company’s Nominating and Corporate Governance Committee potential nominees for election to the Board of Directors, which would be considered by the Committee in accordance with standards and procedures that the Company adopted. Stockholders also have the opportunity to nominate individuals for election to the Board of Directors pursuant to our By-Laws and Delaware law.

Board Communications. The Company continues to maintain its existing corporate governance mechanisms, including those described above in “Corporate Governance - Communications with the Board of Directors,” that afford all stockholders, regardless of the level of share ownership, the ability to contact any of the Company’s directors, a committee of the Board of Directors, the Board of Directors’ non-employee directors as a group, or the Board of Directors as a whole with any comments or concerns.

No Poison Pill. The Company does not have a stockholder rights plan (commonly known as a “poison pill”) in place.

Annual Advisory Vote on Executive Compensation. The Board of Directors has implemented an annual stockholder advisory vote on executive compensation, which means that stockholders have the opportunity to provide feedback on the Company’s executive compensation practices on an annual basis.

Split Roles of Chairman and Chief Executive Officer. The Board of Directors has separated the roles of Chairman and Chief Executive Officer and appointed a Chairman of the Board who is not an executive officer of the Company.

Lead Independent Director. In 2012, the Board of Directors created the position of Lead Independent Director with a set of defined responsibilities, including, among other things, if requested and when appropriate, ensuring availability for consultation and direct communication with stockholders.

The Board of Directors believes that these practices provide meaningful opportunities for stockholders to communicate their views to the Board of Directors and present important matters for a vote of stockholders, whether at an annual meeting or at a special meeting called by stockholders. The Company’s management and the Board of Directors regularly review and evaluate ways to improve the Company’s corporate governance, as demonstrated by the Company’s adoption in 2009 of the right of stockholders owning 25% or more of the Company’s shares to call special meetings of stockholders and the Company’s adoption in 2011 of a majority vote standard for uncontested elections of directors. These actions by the Board of Directors and the Company demonstrate that the Board of Directors is committed to promoting strong corporate governance practices and furthering stockholder democracy.

The Board of Directors believes that the stockholder meeting process is essential to a well-functioning, transparent and democratic stockholder vote, while permitting stockholder action by written consent would not only negatively impact these important objectives, but also undermine them. For example, stockholders benefit from the meeting process by ensuring that (a) all stockholders are notified of the meeting and the matters to be voted upon; (b) all stockholders are provided time and information to evaluate the matters presented for a vote and to make an informed voting decision with respect thereto; and (c) stockholder actions are not done in secret and then presented to the Company without notice, which could cause significant disruption to the Company’s operations.

Stockholder Democracy. The Board of Directors believes that implementing Proposal 4 is not in the best interests of the Company or its stockholders and would harm stockholder democracy by disenfranchising all of those stockholders who do not have the opportunity to participate in the written consent. Permitting stockholders to act by written consent outside of a stockholder meeting setting would permit a subset of stockholders with a bare majority of the votes to take action, including significant actions such as the election of directors or agreeing to sell the Company, and before all of the Company’s stockholders have had an opportunity to participate or vote and before all views, including the views of the Board of Directors, have been heard and considered. In fact, such an action could be finalized before other stockholders were even aware of it, much less before they were offered an opportunity to consider the action on an informed basis and then consent or object. The Board of Directors believes that each of the Company’s stockholders should have the opportunity to be informed about, consider and vote on, any matter submitted to stockholders. The Board of Directors does not believe that it is appropriate for stockholders to take action affecting all stockholders without first informing all stockholders of the proposed action and allowing all stockholders to voice their concerns and cast their vote. By its nature, action by written consent disenfranchises those stockholders whose consent is not solicited and therefore disadvantages the Company’s smaller stockholders.

In addition, stockholder democracy is furthered by the Board of Directors understanding the views of the Company’s stockholders as a group, which is better accomplished through a meeting than through written consent. If all stockholders are given an opportunity to vote on a matter, whether it passes 85% to 15% or 51% to 49% (or whether it fails to pass 15% to 85% or 49% to 51%) is important information for our Board of Directors to understand in determining how to respond to the vote. For example, if a matter failed to pass by a vote of 49% to 51%, our Board of Directors may nevertheless determine to take some action consistent with the vote of the majority but also designed to address the concerns of holders of the almost half of the Company’s shares that voted for a proposal. In contrast, action by written consent does not provide information to the Board of Directors regarding the views of those stockholders that did not execute the written consent. The Board of Directors may not know if the consent of those stockholders was not solicited, they did not bother to respond to a solicitation or they refused to execute it because they disagreed with the proposed action.

Informed Decision Making. The Board of Directors believes that all stockholders should make informed decisions in connection with voting their shares. Acting by written consent poses the risk that stockholders will take action without being fully informed as to the consequences of the action. Stockholders attempting to take an important or even fundamental corporate action by written consent are not required to and may not want to seek the opinion of the Board of Directors as to the proposed action. The Board of Directors is ultimately responsible for the management of the Company and owes fiduciary duties to the Company and its stockholders. As a result, the Board of Directors is well positioned to evaluate a proposed action and determine whether the effects would likely be detrimental or beneficial to the Company and its stockholders as a whole. Unlike the Board of Directors, stockholders generally do not have fiduciary duties in connection with their actions as such, and therefore can make decisions in their own self-interests regardless of the effect of those decisions on other stockholders. The Board of Directors therefore believes that acting by written consent can lead to uninformed decision making, including decision making without the benefit of the views of the Board of Directors, by stockholders that may have a special interest or agenda that is inconsistent with the best interests of the Company and its stockholders as a group.

The Board of Directors believes that the written consent process is not as well suited as an actual meeting for an orderly and informed debate on the merits of a proposed stockholder action. For instance, at an annual or special meeting of stockholders, all of our stockholders are given notice and an opportunity to participate in such meetings. These formal meetings allow information regarding the proposed actions to be widely disseminated through the required proxy statement to all stockholders before the matter is voted upon. Proxy statements must include certain important information on proposed actions and the persons proposing and soliciting proxies with respect to the matter, including information from both sides on proposals that the Board of Directors considers not to be in the best interests of the Company. Accordingly, such formal meetings provide each stockholder with an opportunity for discussion and increase the ability of all stockholders to have their views considered. Such formal meetings also facilitate a transparent, public, orderly and deliberate consideration of the issues facing the Company and ensure that stockholders have sufficient information and time to weigh the arguments presented by all sides. Thus, by requiring the matter to be brought up, considered and voted upon at a meeting of the Company’s stockholders, as is currently the case under the Company’s existing corporate governance practices, the Board of Directors believes it has safeguarded the right of all stockholders to be informed about, consider and vote on the matter. In contrast, action by written consent in lieu of a meeting does not guarantee any of these protections and advantages.

Transparency. The lack of transparency in the voting process when stockholders act by written consent is of particular concern to the Board of Directors in light of the potential for use by investors who may have a special or unique agenda or interest that may not be in the best interests of all stockholders. This is particularly the case when the temporary borrowing of shares by an investor can distort an investor’s true ownership simply for the purpose of trying to cause an action to be effected by written consent outside of a stockholder meeting. Such activity can be directed at very short-term speculation in stock prices which could be at odds with long-term, sustainable Company success. In the context of a meeting, the Company’s By-Laws require a proponent to provide information regarding its share ownership that is important information for stockholders to have when evaluating a proposal and that may not be provided in the context of an action by written consent.

Confusion and Wasting Company Resources. Permitting stockholders to act by written consent outside of a formal meeting can also result in stockholder confusion and waste Company resources. Proposal 4 would allow stockholders to solicit written consents as frequently as desired without regard to the size of the stockholder’s ownership stake. Multiple groups of stockholders would be able to solicit written consents, some of which may be duplicative or conflicting. This could lead to confusion for stockholders and a chaotic state of affairs for the Company. Further, if a proposed action is not in the best interests of the Company, because it reflects a narrow self-interest or otherwise, the Company could end up spending valuable resources attempting to obtain and communicate information about the proposal and the proponent that would be required to be disclosed in the context of a meeting. Such efforts may not ultimately provide the Board of Directors or stockholders with the information necessary to make an informed decision, but could still result in the Company expending significant time and resources.

Conclusion. The Board of Directors believes that the Company’s existing corporate governance practices strike the appropriate balance among ensuring accountability to stockholders, promoting stockholder democracy and enabling management and the Board of Directors to manage the business and affairs of the Company in an effective manner and in the best interests of our stockholders generally. The Board believes that the permitting stockholders to act by written consent in lieu of a meeting could detrimentally affect the rights of all stockholders to have an effective and informed voice on important matters affecting the Company. Accordingly, the Board of Directors believes that approval of Proposal 4 is not in the best interests of the Company or its stockholders.

The Board of Directors recommends that you vote AGAINST this Proposal 4. Your proxy will be so voted unless you specify otherwise on the proxy card.

2015 Stockholder Proposals

Stockholders who, in accordance with Rule 14a-8 of the SEC's proxy rules, wish to present proposals for inclusion in the proxy materials to be distributed by the Company in connection with the 2015 annual meeting of stockholders must submit their proposals to the Company's Corporate Secretary on or before December 23, 2014.

In order for proposals, including stockholder nominees for election to the Board, to be properly brought before the 2015 annual meeting of stockholders in accordance with the Company's By-Laws (and not pursuant to SEC Rule 14a-8), a stockholder's notice of the matter the stockholder wishes to present must be delivered to the Company's Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the By-Laws (and not pursuant to SEC Rule 14a-8) must be received no earlier than February 5, 2015 and no later than March 7, 2015.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

APPENDIX A
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA		Year Ended December 31,		Three Years Ended December 31,
		2013	2012	2013	2010
	GAAP Net income applicable to common stockholders	$ 1,892,663	$ 1,419,566	$ 4,368,600	$ 1,199,259

(a)	Amortization of acquisition-related intangible assets in Merchant revenues	—	—	—	4,974
(b)	Charges related to travel transaction tax judgments, rulings and settlements	14,239	16,126	30,365	5,412
(c)	Favorable litigation settlement related to credit card processing costs	—	—	—	(1,049)
(d)	Stock-based employee compensation	140,526	71,565	277,815	149,393
(e)	Acquisition costs	6,444	—	6,444	—
(f)	Adjustment to exclude favorable impact related to franchise tax and sales and use tax for headquarters location	—	—	—	(2,720)
(g)	Stock-based compensation payroll taxes	—	—	—	719
(h)	Depreciation and amortization	117,975	65,141	236,940	127,752
(i)	Interest income	(4,767)	(3,860)	(16,146)	(17,740)
(i)	Interest expense	83,289	62,064	177,074	88,881
(j)	Loss (gain) on early extinguishment of debt	26,661	—	26,693	6,368
(k)	Income tax expense	403,739	337,832	1,050,234	261,144
(l)	Equity in income of investee	—	—	—	308
(m)	Net income attributable to noncontrolling interests	135	4,471	7,366	3,979
	Adjusted EBITDA	$ 2,681,504	$ 1,972,905	$ 6,165,385	$ 1,826,680

(a)	Amortization of acquisition-related intangible assets is recorded in Merchant revenues.

(b)
Adjustments for charges and credits associated with judgments, rulings and settlements for travel transaction tax proceedings (including estimated interest and penalties), principally in the State of Hawaii and the District of Columbia in 2013 and 2012, respectively, are recorded in Cost of revenues. In addition, charges related to unfavorable rulings in South Carolina and Texas in travel transaction tax proceedings in 2010 and 2009, respectively, are recorded in General and administrative expense.

(c)	Cash benefit associated with the favorable resolution of litigation related to credit card processing costs is included in Sales and marketing expense.

(d)	Stock-based employee compensation is recorded in Personnel expense.

(e)	Adjustment for KAYAK acquisition costs is recorded in General and administrative expense.

(f)	Favorable adjustments related to franchise tax and sales and use tax for headquarters location are recorded in General and administrative expense.

(g)
Stock-based compensation payroll taxes are recorded in General and administrative expense. As of January 1, 2009, payroll tax expense related to stock-based employee compensation is no longer excluded due to its relative insignificance to the Company's consolidated financial statements.

(h)	Depreciation and amortization are excluded from Net income to calculate Adjusted EBITDA.

(i)	Interest income and Interest expense are excluded from Net income to calculate Adjusted EBITDA.

(j)	Loss (gain) on early debt extinguishment is recorded in Foreign currency transactions and other and is excluded from Net income to calculate Adjusted EBITDA.

(k)	Income tax expense is excluded from Net income to calculate Adjusted EBITDA.

(l)	Equity in income of investee is excluded from Net income to calculate Adjusted EBITDA.

(m)	Net income attributable to noncontrolling interests is excluded from Net income to calculate Adjusted EBITDA.

Non-GAAP Financial Measures

Adjusted EBITDA represents GAAP net income excluding depreciation and amortization expense, interest income, interest expense, net income and loss attributable to noncontrolling interests and income taxes and is adjusted to exclude stock-based employee compensation expense, gains and losses on early debt extinguishment and significant charges or credits associated with judgments, rulings, and/or settlements related to travel transaction tax (e.g. hotel occupancy taxes, excise taxes, sales taxes, etc.) proceedings and significant acquisition costs.

Adjusted EBITDA is a "non-GAAP financial measure," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. As discussed in this proxy statement, the Company uses adjusted EBITDA as a key performance measure under its annual cash bonus plan and long-term equity incentive awards, as they pertain to the named executive officers. This non-GAAP metric is not intended to represent funds available for the Company's discretionary use and is not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from adjusted EBITDA, but included in the calculation of its closest GAAP equivalent, are significant components of the Company's consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP in the United States.

APPENDIX B

FORM OF PROXY CARD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M73990-P46995

THE PRICELINE GROUP INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2014

The undersigned hereby appoints DANIEL J. FINNEGAN and PETER J. MILLONES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The Priceline Group Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of The Priceline Group Inc. to be held on Thursday, June 5, 2014 at 10:30 a.m. local time, at The NASDAQ Market Site, 4 Times Square, New York, NY 10036, and at any and all continuations and adjournments of the meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all matters that may properly come before the meeting.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Continued and to be signed on reverse side

SCAN TO
VIEW MATERIALS & VOTE

THE PRICELINE GROUP INC.
800 CONNECTICUT AVENUE
NORWALK, CT 06854

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73989-P46995

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PRICELINE GROUP INC.

The Board of Directors recommends you vote FOR the following:

For All ☐ **Withhold All** ☐ **For All Except** ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01)	Timothy M. Armstrong	06)	James M. Guyette
02)	Howard W. Barker, Jr.	07)	Darren R. Huston
03)	Jeffery H. Boyd	08)	Nancy B. Peretsman
04)	Jan L. Docter	09)	Thomas E. Rothman
05)	Jeffrey E. Epstein	10)	Craig W. Rydin

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4. To consider and vote upon a non-binding stockholder proposal concerning stockholder action by written consent.	☐	☐	☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date